UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

COCA-COLA ENTERPRISES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2500 Windy Ridge Parkway

Atlanta, Georgia 30339

March 5, 2010

Dear Fellow Shareowner:

You are cordially invited to attend the annual meeting of shareowners of Coca-Cola Enterprises Inc., to be held at 3:00 p.m., Eastern Daylight Time, on Friday, April 23, 2010 at the Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia.

This booklet includes the formal notice of the meeting as well as the proxy statement. The proxy statement gives you information about the formal items of business to be voted on at the meeting and other information relevant to your voting decisions.

On February 25, 2010, we entered into agreements with The Coca-Cola Company under which:

•	it will acquire our North American operating business,

•	our European operations will be split off into a new public company which will be called Coca-Cola Enterprises, Inc., and

•	we have agreed in principle to acquire The Coca-Cola Company’s bottling operations in Norway and Sweden subject to the signing of definitive agreements.

Completion of the transactions is subject to shareowner approval, among other things, and is not expected to occur until later in the year.

We are not soliciting your approval of these transactions at the annual meeting, and the proxy statement does not constitute an offer to sell or the solicitation of an offer to buy any securities. A proxy statement/prospectus, contained in a registration statement on Form S-4, prepared expressly for such purpose will be filed with the Securities and Exchange Commission and sent to you in due course after the registration statement is declared effective. The registration statement has not yet become effective. For a summary of the transactions and copies of the transaction documents, please refer to the Current Report on Form 8-K we filed with the SEC on March 3, 2010, which is available on the SEC’s web site at www.sec.gov.

In connection with the 2010 annual meeting, we are pleased to take advantage this year of an SEC rule that allows companies to furnish proxy materials to their shareowners over the internet. This will allow us to provide you with the annual meeting information you need in a fast and efficient manner, while lowering the printing and delivery costs to us and reducing the environmental impact of our annual meeting. On or about March 12, 2010, we will mail to shareowners a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2009 annual report online and how to vote online or, alternatively, how to request to receive paper copies of these materials and a proxy card by mail.

Your vote is very important to us. Regardless of the number of shares you own, please vote. You can vote your shares by internet, toll-free telephone call, or, if you request that proxy materials be mailed to you, by completing, signing and returning the proxy card enclosed with those materials. Please see page 1 of the proxy statement for more detailed information about your voting options.

Very truly yours,

Chairman and Chief Executive Officer

NOTICE OF 2010 ANNUAL MEETING OF SHAREOWNERS

Time and Date:	3:00 p.m., Eastern Daylight Time, Friday, April 23, 2010

Place:	Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia

Record Date:	Shareowners at the close of business on February 25, 2010 are entitled to vote.

Matters to be Voted upon:

•    Election as directors of the four nominees named in the accompanying proxy statement for terms expiring at the 2013 annual meeting of shareowners;

•    An amendment to the 2007 Incentive Award Plan;

•    Ratification of our Audit Committee’s selection of our independent registered public accounting firm for 2010;

•    A shareowner proposal, if properly presented at the meeting; and

•    Any other business properly brought before the meeting and any adjournments of it.

Whether or not you plan to attend the meeting, we encourage you to vote as promptly as possible by the internet or by telephone. If you request a printed copy of the proxy materials, you may complete and return by mail the proxy or voting instruction card you will receive in response to your request, or you can vote by the internet or by telephone. If you attend the meeting and wish to change your vote, you can do so by voting in person at the meeting.

William T. Plybon
Vice President, Secretary and Deputy General Counsel

Post Office Box 723040

Atlanta, Georgia 31139-0040

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREOWNERS

to be held at 3:00 p.m., Eastern Daylight Time, on Friday, April 23, 2010

at the Cobb Energy Performing Arts Centre, 2800 Cobb Galleria Parkway, Atlanta, Georgia

We are furnishing this proxy statement to our shareowners in connection with the solicitation of proxies by our board of directors for the 2010 annual meeting of shareowners to be held on April 23, 2010 and any adjournment or postponement of the meeting. Our 2009 annual report accompanies this proxy statement.

On February 25, 2010, we entered into agreements with The Coca-Cola Company under which:

•	it will acquire our North American operating business,

•	our European operations will be split off into a new public company which will be called Coca-Cola Enterprises, Inc. and

•	we have agreed in principle to acquire The Coca-Cola Company’s bottling operations in Norway and Sweden subject to the signing of definitive agreements.

Completion of the transactions is subject to shareowner approval, among other things, and is not expected to occur until later in the year.

We are not soliciting your approval of these transactions at the annual meeting, and this proxy statement does not constitute an offer to sell or the solicitation of an offer to buy any securities. A proxy statement/prospectus, contained in a registration statement on Form S-4, prepared expressly for such purpose will be filed with the Securities and Exchange Commission (“SEC”) and sent to you in due course after the registration statement is declared effective. The registration statement has not yet become effective. For a summary of the transactions and copies of the transaction documents, please refer to the Current Report on Form 8-K we filed with the SEC on March 3, 2010 which is available on the SEC’s web site at www.sec.gov.

The SEC has adopted rules that allow us to change the way we make our proxy statement and other annual meeting materials available to you. Under these rules, we can provide our shareowners the choice of accessing the proxy materials over the internet rather than receiving printed copies through the mail.

On or about March 12, 2010, a Notice of Internet Availability of Proxy Materials will be mailed to our shareowners who have not previously requested electronic access to our proxy materials or the receipt of paper proxy materials advising them that they can access this proxy statement, the 2009 annual report and voting instructions over the internet at www.proxyvote.com. You may then access these proxy materials and vote your shares over the internet or by telephone. The notice contains a 12-digit control number that you will need to vote your shares over the internet or by telephone. Please keep the notice for your reference through the meeting date.

Alternatively, you may request that a printed copy of the proxy materials be sent to you. If you want to receive a paper or e-mail copy of the proxy materials, you may request one over the internet at www.proxyvote.com, by calling toll free 1-800-579-1639, or by sending an email to sendmaterial@proxyvote.com. There is no charge to you for requesting a copy. Please make your request for a copy on or before April 9, 2010 to facilitate timely delivery. If you previously elected to receive our proxy materials electronically, we will continue to send these materials to you via e-mail unless you change your election.

This proxy statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

VOTING AND THE MEETING

What is the purpose of this meeting?

This is the annual meeting of the company’s shareowners. At the meeting, we will be voting upon:

•	the election of a class of directors whose terms will expire in 2013;

•	an amendment to the 2007 Incentive Award Plan;

•	ratification of the Audit Committee’s choice of auditors for 2010;

•	a shareowner proposal, if properly presented at the meeting; and

•	any other business that may properly come before the meeting.

Your board strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early through the internet, by telephone or by a proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting.

After the meeting is over, the shareowners will be given the opportunity to ask questions of our executives and directors present at the meeting.

How do proxies work?

Our board of directors is asking for your proxy. This means you authorize persons selected by us to vote your shares at the meeting in the way you instruct and, with regard to any other business that may properly come before the meeting, as they think best.

Who may vote?

Common stock shareowners of Coca-Cola Enterprises Inc. whose shares are recorded directly in their names in our stock register (“shareowners of record”) at the close of business on February 25, 2010 may vote their shares on the matters to be acted upon at the meeting. Shareowners who hold shares of our common stock in “street name,” that is, through an account with a bank, broker, or other holder of record, as of such date may direct the holder of record how to vote their shares at the meeting by following the instructions for this purpose that the street name holders will receive from the holder of record.

How do I vote?

If you meet the above qualification, you may vote in one of the following four ways:

By the internet

Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on April 22, 2010.

By telephone

On a touch-tone telephone, call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 12-digit control number that is included in the Notice of Internet Availability of Proxy Materials that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT, on April 22, 2010.

By mail

If you are a shareowner of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other holder of record. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting by the internet or by telephone.

At the annual meeting

Whether you are a shareowner of record or a street name holder, you may vote your shares at the annual meeting if you attend in person. See “What do I need to bring with me in order to attend the annual meeting?” below.

Even if you plan to attend the annual meeting, we encourage you to vote over the internet or by telephone prior to the meeting. It is fast and convenient, and it saves us significant postage and processing costs. In addition, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the internet or by telephone, or sign and return by mail all proxy cards or voting instruction forms. If you are a shareowner of record, we encourage you to register all of your shares in the same name and address by contacting the Shareholder Services Department at our transfer agent, American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. If you hold your shares in street name, you should contact your bank or broker and request consolidation.

How do I vote shares that I hold through a benefit plan sponsored by Coca-Cola Enterprises or an affiliate?

If you hold shares of Coca-Cola Enterprises Inc. through any of the following benefit plans, you vote them by following the instructions above as if you were the shareowner of record. The benefit plans are:

Coca-Cola Enterprises Employee Stock Purchase Plan

Coca-Cola Bottling Company Employee Savings and Investment Plan (for Canadian employees)

Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan

Coca-Cola Enterprises Bargaining Employees’ 401(k) Plan

Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England

Coca-Cola Enterprises Inc. Savings and Investment Plan for Certain Bargaining Employees

Lansing Matched Employees Savings and Investment Plan

Great Lakes Canning 401(k) Plan for Union Employees

Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and Investment Plan

Central States Coca-Cola Bottling Company Bargaining Savings Plan

If you hold shares in any company benefit plan but you do not vote your shares or you return your proxy card but do not specify your votes on your proxy card, the administrators of the benefit plans will vote your benefit plan shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the administrators, your vote must be received by April 20, 2010.

How do I revoke my proxy?

You may revoke your proxy before it is voted at the meeting by:

•	Submitting a later vote by internet or telephone;

•	Submitting a new proxy card or voting instruction form with a later date;

•	Notifying the company before the meeting by writing to the corporate secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040; or

•	Voting in person at the meeting.

Attendance at the meeting will not revoke a proxy unless the shareowner actually votes in person at the meeting.

How will a quorum be determined?

The holders of a majority of shares of our common stock outstanding on February 25, 2010, the record date, must be present at the meeting, either in person or by proxy, to constitute a quorum. A quorum is necessary before any business may be conducted at the meeting.

As of the record date, 493,865,974 shares of our common stock were outstanding and entitled to vote. Each share has one vote. The Notice of Internet Availability of Proxy Materials that is sent to you will show the number of shares that you are entitled to vote.

A shareowner’s instruction to “withhold authority,” as well as “abstentions” and “broker non-votes,” will be counted as present and entitled to vote for purposes of determining a quorum. “Withhold authority” is a shareowner’s instruction to withhold authority to cast a vote “for” the election of one or more director nominees. An “abstention”

represents an affirmative choice to decline to vote on a proposal other than the election of directors. A “broker non-vote” occurs when a bank, broker, or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because (1) the holder of record has not received voting instructions on the proposal from the beneficial owner, and (2) the subject matter of the proposal is one upon which such record holders are not permitted under New York Stock Exchange (“NYSE”) rules to vote uninstructed shares in their discretion, as discussed below.

What are the voting requirements that apply to the proposals discussed in this proxy statement?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Directors	Plurality	No
Amendment to 2007 Incentive Award Plan	Majority	No
Ratification of Auditors	Majority	Yes
Shareowner Proposal	Majority	No

A “plurality” means that the four nominees for director receiving the highest number of “for” votes from our shares entitled to vote will be elected.

A “majority” means, in most cases, that a matter (other than the election of directors) receives a number of “for” votes that is a majority of the votes cast by the holders of our shares of common stock. However, NYSE rules require that equity compensation plans and material amendments to such plans, such as the proposed amendment of the 2007 Incentive Award Plan, be approved by a majority of the votes cast on the proposal, provided that the total votes cast on the proposal constitute a majority of the shares entitled to vote on the proposal.

“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which the rules of the NYSE permit such bank, broker, or other holder of record to vote. As noted above, when banks, brokers, and other holders of record are not permitted under the NYSE rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes.”

What is the effect of withhold authority votes, abstentions, and broker non-votes?

Shares subject to instructions to withhold authority will not be voted. This will have no effect on the election of directors because, under plurality voting rules, the four director nominees receiving the highest number of “for” votes will be elected. Please note that as a result of a recent change in the NYSE rules related to discretionary voting and broker non-votes, banks and brokers are no longer permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors. As a result, if you hold your shares in street name and you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf in the election of directors. Therefore, it is critical that you indicate your vote if you want it to be counted in the election of directors.

Under Delaware law (under which the company is incorporated), abstentions are counted as shares present and entitled to vote at the meeting. Therefore, abstentions will have the same effect as votes against the incentive plan amendment, ratification of the selection of our auditor, and the shareowner proposal.

Broker non-votes are not treated as votes cast under Delaware law and therefore will have no effect on the outcome of the votes on the election of directors, the ratification of auditors, and the shareowner proposal. Broker non-votes are, however, treated as shares entitled to vote on a proposal, so they will count for purposes of determining whether the total votes cast on the incentive plan amendment constitute a majority of the shares of common stock entitled to vote on the proposal. If the total votes cast on the incentive plan amendment constitute a majority of the shares of common stock entitled to vote on the proposal, broker non-votes will not have any effect on the approval of the incentive plan amendment.

How do the directors of the company recommend that I vote?

The board of directors unanimously recommends that you vote:

FOR the election of L. Phillip Humann, Suzanne Labarge, Véronique Morali, and Phoebe A. Wood as directors of the company for terms expiring in 2013;

FOR the amendment to the 2007 Incentive Award Plan;

FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2010; and

AGAINST the shareowner proposal, if properly presented at the meeting.

The company is not aware, as of the date of this proxy statement, of any other matters to be voted on at the meeting. If any other matters are properly brought before the meeting for a vote, all shares represented at the meeting will be voted in our discretion on such matters (other than shares that are voted by the holder in person at the meeting).

How are my shares voted if I give no specific instruction?

We must vote your shares as you have instructed. If there is a matter on which a shareowner of record has given no specific instruction but has authorized us generally to vote the shares, they will be voted “for” each of the nominees for director listed in this proxy statement, “for” the amendment to the 2007 Incentive Award Plan, “for” the ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for 2010, and “against” the shareowner proposal. This authorization would exist, for example, if a shareowner of record merely signs, dates and returns the proxy card but does not indicate how its shares are to be voted on one or more proposals. For street name holders, see the discussion above regarding discretionary voting, broker non-votes, and the ability of banks, brokers, and other holders of record to vote the uninstructed shares of their customers or other beneficial owners in their discretion.

What do I need to bring with me in order to attend the annual meeting?

If you are a shareowner of record, you will need to bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any proxy card that is sent to you. Otherwise, you will be admitted only upon other verification of record ownership at the admission counter.

If you own shares held in street name, bring with you to the meeting either the Notice of Internet Availability of Proxy Materials or any voting instruction form that is sent to you, or your most recent brokerage statement or a letter from your bank, broker, or other record holder indicating that you beneficially owned shares of our common stock on February 25,

2010. We can use that to verify your beneficial ownership of common stock and admit you to the meeting. You also will need to bring to the meeting a legal proxy from your bank, broker, or other holder of record that authorizes you to vote the shares that the record holder holds for you in its name.

Additionally, all persons will need to bring a valid government-issued photo ID to gain admission to the meeting.

Please note that, for safety and security reasons, cellular telephones, cameras, sound or video recording equipment, other electronic devices, and large bags, briefcases, and packages will not be allowed in the meeting room.

How is the meeting conducted?

We intend to conduct the meeting in an orderly and timely manner. Rules of conduct for shareowners who wish to address the meeting will be distributed at the meeting. We cannot assure that every shareowner who wishes to speak on an item of business will have the opportunity to do so. The chair of the meeting may rely upon the rules of conduct, applicable law, and his best judgment regarding disruptions or disorderly conduct to ensure that the meeting is conducted in an orderly manner.

Who is paying the costs of the proxy and proxy solicitation?

We are paying the cost related to the preparation, printing, and distribution of the Notice of Internet Availability of Proxy Materials and the proxy materials. Additionally, we reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials and obtaining voting instructions from their customers. Some of our directors, officers, or employees may also solicit shareowners by mail, email, facsimile, telephone, or personal contact. None of these individual solicitors receive additional or special compensation for doing this.

What is householding and how does it affect me?

The rules of the SEC permit us, under certain circumstances, to send a single set of the Notice of Internet Availability of Proxy Materials, proxy materials, and annual reports to any household at which two or more shareowners reside if we believe that they are members of the same family. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses.

In order to take advantage of this opportunity, we have delivered only one Notice of Internet Availability of Proxy Materials to shareowners who share an address, unless we received contrary instructions from the affected shareowners prior to the mailing date. We will deliver a separate copy of any of the above-referenced documents, if requested, to any shareowner at a shared address to which a single copy of those documents was delivered. Requests for separate copies of any of these documents, either now or in the future, as well as requests for single copies in the future by shareowners who share an address and are currently receiving multiple copies, can be made by shareowners of record by contacting our corporate secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040. Such requests by street name holders should be made through their bank, broker, or other holder of record.

Are votes confidential? Who counts the votes?

We will continue our long-standing practice of holding the votes of all shareowners in confidence from directors, officers, and employees except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against the company;

•	in case of a contested proxy solicitation;

•	to allow the independent inspectors of election to certify the results of the vote; or

•	if you write comments to us on the proxy card or voting instruction form.

We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the votes and independent inspectors of election to certify the results. The independent tabulator is Broadridge Financial Solutions, Inc., and representatives of Broadridge will serve as inspectors of election.

Where and when will I be able to find the voting results?

You can find the official results of voting at the meeting in our Current Report on Form 8-K to be filed within four days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PRINCIPAL SHAREOWNERS

The following table shows the number of shares of our common stock beneficially owned by each person known to us as having beneficial ownership of more than five percent of our common stock. The number of shares is as of December 31, 2009.

Name	Number of Shares Owned		Percent of Class
BlackRock, Inc.	31,313,201	(1)	6.37%
40 East 52nd Street New York, New York 10022

The Coca-Cola Company	168,956,718		34.39%
One Coca-Cola Plaza Atlanta, Georgia 30313

(1)        Based on Schedule 13G dated December 31, 2009, BlackRock, Inc. reported that it has sole voting and dispositive power with respect to 31,313,201 shares of our common stock.

MATTERS THAT MAY BE BROUGHT BEFORE THE ANNUAL MEETING

1.	ELECTION OF DIRECTORS

The board of directors presently consists of thirteen members, twelve of whom are nonmanagement directors. The board is divided into three classes of approximately equal size, with the directors in each class serving a three-year term. The terms are staggered so that the term of one class expires at each annual meeting.

The board of directors, based on recommendations of the Governance and Nominating Committee, has nominated L. Phillip Humann, Suzanne Labarge, Véronique Morali, and Phoebe A. Wood for election as directors at the annual meeting. If all four of the nominees are elected, each of the nominees will hold office for a three-year term ending at the annual meeting of shareowners in 2013, or upon his or her earlier retirement, resignation, removal, or death.

Mr. Humann, Ms. Labarge, and Ms. Morali are current directors of the company. Mr. Humann has served as a director of the company since 1992, and Ms. Labarge has served as a director of the company since 2007. Ms. Morali was elected by the board of directors effective February 11, 2010 to serve until the 2010 annual meeting of shareowners. Ms. Wood was elected by the board of directors effective April 22, 2010 to serve until the 2010 annual meeting.

Each of the nominees has consented to serve if elected. If, before the annual meeting, any of them becomes unable to serve, or chooses not to serve, the board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the board may either let the vacancy stay unfilled until an appropriate candidate is identified, or reduce the size of the board to eliminate the unfilled seat.

Biographical information about each of the nominees is provided in this proxy statement. See “GOVERNANCE OF THE COMPANY — Current Board of Directors and Nominees for Election.” A description of the procedures and considerations applicable to the nomination of persons for election as directors is contained in “GOVERNANCE OF THE COMPANY — Nominations to the Board.”

Recommendation of the Board of Directors

Our board of directors unanimously recommends that you vote FOR the election of L. Phillip Humann, Suzanne Labarge, Véronique Morali, and Phoebe A. Wood as directors for terms expiring at the 2013 annual meeting of shareowners and until their respective successors are elected and qualified.

GOVERNANCE OF THE COMPANY

Board of Directors

The board of directors provides oversight, strategic direction, and counsel to management regarding the business, affairs, and long-term interests of the company and our shareowners. The board’s responsibilities include:

•	selecting and evaluating the performance of the chief executive officer and other senior officers;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior officers;

•	reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business;

•	assessing our business risks to evaluate whether the business is being properly managed;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures; and

•	ensuring compliance with law and ethics.

The board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The board has adopted corporate governance guidelines that establish general guiding principles of corporate governance to assist the board in performing its duties. The board’s Governance and Nominating Committee is responsible for reviewing the guidelines periodically and suggesting revisions to the board as appropriate.

Board Leadership Structure

Chairman and Chief Executive Officer

The board of directors does not have a formal policy with respect to whether the CEO should also serve as chairman of the board. The board makes this decision based on its evaluation of the circumstances in existence and the specific needs of the company and the board at any time it is considering either or both roles. When making this decision, the board considers factors such as:

•	the person filling each role;

•	the presence of an independent presiding director and the person in that role;

•	the composition, independence, and effectiveness of the entire board;

•	other corporate governance structures in place;

•	the compensation practices used to motivate our leadership team;

•	the company’s leadership succession plan; and

•	the competitive and economic environment facing the company.

The board of directors periodically reviews its leadership structure to ensure that it remains the optimal structure for our company and our shareowners.

Since 2008, Mr. Brock has served as both chairman of the board and CEO. As chairman, Mr. Brock sets the strategic policies for the board (with input from the presiding director, as discussed further below), presides over the board’s meetings, and communicates its strategic findings and guidance to management. In his position as CEO, he has primary responsibility for the day-to-day operations of the company and provides leadership on the company’s key strategic objectives. This structure has proven to be an effective one for governing the company, and the board believes this approach has enhanced efficiency in the board’s and management’s decision-making processes. The board believes that, especially in view of the large size, complexity, and international scope of the company, the combination of these two roles provides more consistent communication and coordination throughout the organization, and better oversight of risk, which results in a more effective and efficient implementation of corporate strategy and is important in unifying the company’s strategy.

Moreover, the board believes that its governance practices provide adequate safeguards against any potential risks that might be associated with having a combined chairman and chief executive officer. Specifically:

•	ten of the thirteen current directors of the company are independent directors;

•	as required by NYSE rules, all of the members of the Audit Committee, the Governance and Nominating Committee, and the Human Resources and Compensation Committee are independent directors;

•	the independent directors annually elect an independent director to serve as the presiding director of the board;

•	the board and its committees conduct regularly scheduled meetings in executive session, outside the presence of Mr. Brock and other members of management;

•	the board and its committees remain in close contact with, and receive reports on various aspects of the company’s management and enterprise risk directly from, the company’s senior management; and

•	the board and its committees frequently interact with employees of the company outside the ranks of senior management.

Presiding Director

The board instituted the presiding director position to provide an additional measure of balance, ensure the board’s independence, and enhance its ability to fulfill its management oversight responsibilities. As noted previously, the independent directors elect a presiding director annually from among the independent directors. L. Phillip Humann currently serves as the presiding director. The presiding director:

•	presides over all meetings of the directors at which the chairman is not present, including executive sessions of the independent or nonmanagement directors;

•	has the authority to call meetings of the independent or nonmanagement directors;

•	frequently consults with the chairman and CEO about strategic policies;

•	provides the chairman/CEO with input regarding board meetings;

•	serves as a liaison between the chairman/CEO and the independent or nonmanagement directors;

•	is available for direct communication with major shareowners upon request; and

•	otherwise assumes such responsibilities as may be assigned to him by the nonmanagement or independent directors.

We believe that having a combined CEO and chairman, coupled with a substantial majority of independent, experienced, and nonmanagement directors, including a presiding director with specified responsibilities on behalf of the independent directors and nonmanagement directors; key board committees comprised entirely of independent directors; and strong and effective corporate governance guidelines provides the right leadership structure for our company and is best for our company and its shareowners at this time.

Independent Directors

The listing requirements of the NYSE require that a majority of the members of a listed company’s board of directors be independent. The question of independence is to be determined by the board with respect to every director, in accordance with the rules of the NYSE. Based upon the NYSE rules, our board has affirmatively determined that a majority of its current members are “independent,” as defined below.

The NYSE rules also require that certain of our committees be composed entirely of independent directors. Our committees covered by this requirement are the Audit Committee, the Governance and Nominating Committee, and the Human Resources and Compensation Committee. Our board has determined that all current members of these three committees meet the independence and other requirements of the NYSE rules; accordingly, all are independent and otherwise qualified to serve under the NYSE rules.

NYSE Rules Regarding Independence

The NYSE rules specify certain relationships that preclude a finding of independence, to which our board has added certain consulting services and other relationships. If a director does not fall within one of those categories of relationships, then the board must determine that no other material relationship exists that would lead to a finding of nonindependence. The NYSE rules allow boards to adopt broad categories of relationships that would not be material, and our board has done so in part A of section 3 of its Board of Directors Guidelines on Significant Corporate Governance Issues.

The independence guidelines are:

A.	A Director will not be considered “independent” if:

(1)	the Director is now, or has within the Look Back Period (as defined following Section 3.C. below) been, employed with the Company;

(2)	a member of the Director’s immediate family is now, or has within the Look Back Period been, an executive officer of the Company;

(3)	the Director or a member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor (the “Company’s Audit Firm”);

(4)	the Director is a current employee of the Company’s Audit Firm;

(5)	the Director or a member of his or her immediate family was, within the Look Back Period, but is no longer, a partner or employee of the Company’s Audit Firm and personally worked on the Company’s audit within that time;

(6)	the Director or a member of his or her immediate family is now, or within the Look Back Period has been, an executive officer of another entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served;

(7)	the Director is a current employee — or a member of the Director’s immediate family is a current executive officer — of another company that has made payments to the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues;

(8)	the Director is a current employee — or a member of the Director’s immediate family is a current executive officer — of another company that has received payments from the Company for property or services during the Look Back Period in an amount that exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or

(9)	the Director or a member of his or her immediate family receives, or within the Look Back Period has received, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

B.	A Director who is a member of the Company’s Audit Committee will not be “independent” if he or she, (1) other than in his or her capacity as a member of the Audit Committee or the Board, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules), or (2) is an affiliated person of the Company or any subsidiary.

C.	Ownership of the stock of the Company, or stock of The Coca-Cola Company, does not make a Director who is otherwise independent a nonindependent Director.

As used in the guidelines, the “Look Back Period” means the period specified in the applicable NYSE corporate governance standards (generally, the last three years), and a director’s “immediate family” member would include the director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the director’s home.

Determinations of Independence

The board has determined that ten of its thirteen current members and all four of the director nominees are independent and meet the standards set by the NYSE and our guidelines. In making this determination, our board first applied its guidelines, then affirmatively determined, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the company. The current and proposed directors determined to be independent are:

Fernando Aguirre

Calvin Darden

Marvin J. Herb

L. Phillip Humann

Orrin H. Ingram II

Donna A. James

Thomas H. Johnson

Suzanne B. Labarge

Véronique Morali

Curtis R. Welling

Phoebe A. Wood

In making its independence determinations, the board considered the fact that Mr. Darden, Mr. Humann, Ms. Labarge, and Ms. Morali are, or within the past three years have been, directors or officers of, or consultants to, corporations with which we conduct business in the ordinary course. With regard to Mr. Humann, the board considered the fact that he was in 2009 a consultant to SunTrust Banks, Inc., with which we do business. Similarly, the board considered the fact that Mr. Darden is a director of Target, Inc., which is one of our customers. The board also considered the fact that, in Ms. Labarge’s case, we are engaged in litigation with a corporation of which she previously served as a nonemployee director. Ms. Labarge resigned as a director of that corporation in May 2007, and she has been recused from our board’s consideration of issues related to that litigation. The board also considered the fact that Ms. Morali is a director of, and an employee of an affiliate of, Fitch, Inc., which provides certain ratings services to us. See, “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Transactions with Fitch, Inc.”

The board believes that all transactions with these companies were on arm’s-length terms that were reasonable and competitive, and that Mr. Humann, Mr. Darden, Ms. Labarge, and Ms. Morali did not personally benefit from such transactions. Accordingly, the board concluded that these relationships are not material and have no effect on the independence of those four directors. Because of the company’s extensive operations, transactions and director relationships of this nature are expected to take place in the ordinary course of business in the future.

Communications with the Presiding Director, the Board, and Its Committees

Any interested party may communicate with the presiding director of the board, any of its committees, the nonmanagement directors, or one or more of the individual members of the board by directing correspondence to such group or persons in care of the corporate secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Our Audit Committee has also established a confidential and anonymous ethics and compliance hotline that can be used to report, among other things, concerns about questionable accounting or auditing matters. Reports can be made by calling 1-800-437-0054.

Policy Regarding Board Attendance at Shareowner Meetings

All members of the board of directors who were directors at the time of the 2009 annual meeting of shareowners attended the meeting. We encourage attendance by members of the board and senior executives so that shareowners will have the opportunity to meet and question a representative group of our directors and senior executives.

Board of Directors Guidelines on Significant Corporate Governance Issues

As mentioned, our board has adopted Board of Directors Guidelines on Significant Corporate Governance Issues. These guidelines are available on our website, www.cokecce.com, under “Corporate Governance,” then “Board of Directors” and are available in printed form without charge to any shareowner requesting them. Any such request must be directed to: Corporate Secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

Code of Business Conduct

We have a Code of Business Conduct that covers the members of our board of directors, as well as our officers and employees and satisfies the requirements for a “code of ethics” within the meaning of SEC rules. This group includes, without limitation, our chief executive officer, chief financial officer, and chief accounting officer.

A copy of the code is posted on our website, www.cokecce.com, under “Corporate Governance.” The code is available in print to any person without charge, upon request sent to the corporate secretary at Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

If we amend or grant any waivers under the code that are applicable to our chief executive officer, our chief financial officer, or our chief accounting officer and that relate to any element of the SEC’s definition of a code of ethics, which we do not anticipate doing, we will promptly post that amendment or waiver on our website, www.cokecce.com, under “Corporate Governance.”

How Members of the Board of Directors Are Selected

Composition of the Board

Our board is authorized to have a minimum of three and a maximum of 20 members. We currently have 13 members. Approximately one-third of the board is elected each year for a three-year term. The term of each director expires at the third annual meeting of our shareowners occurring after that director’s election, when that director’s successor shall have been duly elected and qualified. At this meeting, we are electing directors whose terms expire at the 2013 annual meeting of shareowners.

Nominations to the Board

Director Qualifications

Consistent with our Board of Directors Guidelines on Significant Corporate Governance Issues, the Governance and Nominating Committee of our board reviews at least annually the appropriate skills and characteristics of our board members in the context of the then-current make-up of the board. This review includes consideration of factors such as diversity, experience, business or academic background, and other criteria that the committee and the board find to be relevant.

In particular, the board and the committee believe that sound governance of our complex, international company in an increasingly complex international marketplace requires a wide range of viewpoints, backgrounds, skills, and experiences. As a result, the board and the committee believe that the board should be comprised of a well-balanced group of individuals with diverse backgrounds, experiences, ages, races, genders, and national origins. Although the board does not have a formal policy regarding board diversity, the board believes that having such diversity among its members enhances the board’s ability to make fully informed, comprehensive decisions and demonstrates leadership with respect to the company’s initiatives to recruit and retain the best employees, including women and minorities.

The composition of our current board of directors demonstrates the board’s commitment to diversity in a number of areas. As noted in “GOVERNANCE OF THE COMPANY — Current Board of Directors and Nominees for Election,” our board is comprised of women and men of differing backgrounds, business and other experiences, ages, genders, races, education, and national origins.

The committee’s annual or more frequent review of the composition of our board includes a determination of whether the board would be enhanced by the addition of one or more directors. If so, the committee, with input from our chairman of the board, considers potential nominees to the board, with a goal of enhancing the diversity and balance of skills, background, experience, and viewpoints represented on the board.

Although we generally seek diversity in the ages of our directors, our bylaws disqualify anyone who has reached the age of 70 from being nominated or renominated for election by shareowners as director, provided that a person who has not attained the age of 71 shall be eligible to fill a vacancy caused by the retirement, removal, or resignation of a director if that person does not stand for election upon the expiration of the term of the director whose office became vacant.

Nomination Procedures

Section 10 of Article I of our bylaws sets forth the procedures by which shareowners may formally nominate persons for election to the board by our shareowners at an annual or special meeting of our shareowners (as well as procedures by which shareowners may propose other business for shareowner action at any annual (but not special) meeting of our shareowners). The following summary of our formal director nomination procedures is qualified in its entirety by reference to Section 10. Our bylaws can be found on our website at www.cokecce.com under “Corporate Governance.”

Any person wishing to make a formal nomination must be a shareowner at the time the nomination is made, be entitled to vote at the meeting at which the election occurs, and follow the required notice provisions, which provide that, in the case of an annual meeting, notice of the shareowner’s intention to make the nomination must be given to our corporate secretary at our headquarters no more than 120 days and no fewer than 90 days before the anniversary of the preceding year’s annual meeting of shareowners (or, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary of the preceding year’s annual meeting, the notice must be given to our corporate secretary at our headquarters no more than 120 days prior to the date of the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the date on which we publicly announce the date of the annual meeting). The notice must contain all the information about the nominee that would be required to be included in a proxy statement, must be accompanied by the nominee’s written consent to serve as a director if elected, and must contain all the information about the shareowner making the nomination that is required by Section 10 of Article I of the bylaws.

If the shareowner has complied with all of the requirements of Section 10, he or she may nominate the nominee at the annual meeting of shareowners. A shareowner will be deemed to have satisfied all of the requirements of Section 10 if he, she, or it has notified the company of his, her, or its intention to present a nomination at any annual meeting in compliance with applicable rules and regulations under the Securities Exchange Act of 1934 and the company includes the nomination in a proxy statement prepared by the company for such annual meeting.

In addition to the formal nomination procedures contained in our bylaws, the committee will consider director candidates proposed to it by shareowners at any time. Any such proposals should be sent to the committee. See “Communications with the Presiding Director, the Board, and Its Committees” above. The proponent must submit evidence that he, she, or it is a shareowner of Coca-Cola Enterprises, together with a statement of the proposed nominee’s qualifications to be a director.

If the Governance and Nominating Committee determines that adding a new director is advisable, it may consider potential nominees from various sources, including management, directors, shareowners, and other third parties, including, if the committee deems necessary or appropriate, a search firm retained to assist in a formal search. There is no difference in the manner in which the committee evaluates proposed nominees based upon whether the proposed nominee is recommended by a shareowner. The committee will evaluate the candidates based on the needs of the board at the time and will report its recommendations to the whole board. The board will make the ultimate selection of the nominee and, if it chooses a nominee, either appoint the nominee to fill a vacancy or newly created directorship on the board or direct that the nominee stand for election at the next annual meeting of the shareowners.

Current Board of Directors and Nominees for Election

Set forth below is information regarding those persons who are being nominated for election as directors by the shareowners at the 2010 annual meeting, as well as information about our current directors whose terms of office will continue after the annual meeting and two current directors who are retiring at the annual meeting. As the information that follows indicates, each nominee and continuing director brings strong and unique experience, qualifications, attributes, and skills to the board. This provides the board, collectively, with competence, experience, and perspective in a variety of areas, including corporate governance and board service; executive management; the beverage and other consumer goods industries; finance, investments, and accounting; manufacturing and distribution; international business; and the Coca-Cola system.

Nominees for Election to Terms Expiring 2013

	Principal Occupation and Other Information	Age	Our Director Since
L. Phillip Humann

Mr. Humann was Chairman of the Board of SunTrust Banks, Inc. (“SunTrust”), a bank holding company, from March 1998 to April 2008, also serving as Chief Executive Officer from March 1998 until December 2006 and President from March 1992 until December 2004. Mr. Humann’s experience as chairman and CEO of a large financial institution provides him not only with expertise regarding banking and finance – areas that assist in understanding the intricacies of our company’s finances – but also with leadership and consensus-building skills that are valuable in his role as our board’s presiding director.

Mr. Humann is also a director of Equifax Inc., a credit information provider, and Haverty Furniture Companies, Inc., a furniture retailer. These directorships provide Mr. Humann with an understanding of the consumer goods and services industries, which have application to the industries and markets in which we compete.

		64	1992

Suzanne B. Labarge
	Ms. Labarge was Vice Chairman and Chief Risk Officer of RBC Financial Group, an international financial services company, from 1999 until her retirement in 2004. She is a member of the Supervisory Board of Deutsche Bank AG, a global investment bank, and from January 2005 to May 2007, she was a director of Novelis, Inc., a Canadian producer of aluminum products, and was the chair of its audit committee. Ms. Labarge has also served on the Board of Governors of McMaster University since 1999. She is a native of Canada.	63	2007

Nominees for Election to Terms Expiring 2013 (continued)

	Principal Occupation and Other Information	Age	Our Director Since

Through her experience as an officer and director, Ms. Labarge brings international business expertise and finance and investment skills to her board service with the company. Ms. Labarge’s expertise, experience, and skills also qualify her to serve as an audit committee financial expert.

Because a significant portion of our business is international, Ms. Labarge’s experience and understanding in the areas of international finance and investments are valued by the board. In particular, Ms. Labarge, provides a unique perspective on matters involving business in Canada, where we have significant operations.

Véronique Morali

Ms. Morali is the chairman of Fimalac Développement (“Fimalac”), the parent company of the international financial services organization, Fitch Group, a financial services holding company. In addition, Ms. Morali holds the following titles at organizations within the Fitch Group: board member and vice-chairman, Fitch Group, Inc. (USA); and board member, Fimalac (SA) and Fitch, Inc. (USA). She was a director and chief operating officer of Fimalac from 1990 to 2008. Ms. Morali also serves as founder and CEO of Femmes Associés SAS, a website designed for women between the ages of 35 and 50, and she served four years in the French Civil Service as Inspector General at the Ministry of Finance. She is a native of France.

Because a significant portion of our business is based in Europe, Ms. Morali’s European business and government experience is a valuable asset to the board. In particular, Ms. Morali’s business experience specific to France, where we have significant operations, provides the board a European and French perspective.

From 2000 to 2005, Ms. Morali served as a non-executive director at Tesco, one of the world’s leading retailers. Ms. Morali serves as a board member for Havas, an international advertising group, and LCF Rothschild Group, a private bank and financial institution. These current and prior board experiences provide Ms. Morali with a unique basis for understanding our business and governance processes.

		51	2010

Nominees for Election to Terms Expiring 2013 (continued)

	Principal Occupation and Other Information	Age	Our Director Since
Phoebe A. Wood

Ms. Wood has been since 2008 a principal at CompaniesWood, a consulting firm specializing in early stage investments. She was Executive Vice President and Chief Financial Officer of Brown-Forman, a manufacturer and marketer of alcoholic beverages, from 2001 to 2006 and Vice Chairman from 2006 to 2008.

Ms. Wood currently serves on the boards of directors of Leggett & Platt, Inc., a manufacturer of household furniture, and Invesco Ltd., a global investment management company, and was a director of OshKosh B’Gosh Inc., a manufacturer of children’s clothing, from 2002 to 2005.

Ms. Wood’s experience as CFO of an international beverage company provides us with financial expertise in the beverage industry, and her experience as principal of an investment consulting firm provides us with investment experience. This experience, together with her directorships at consumer goods and investment management companies, provides her a uniquely informed perspective on our company, its finances, its global markets and the beverage industry.

		56	Effective April 22, 2010

Incumbents Holding Terms Expiring 2011

	Principal Occupation and Other Information	Age	Our Director Since
Fernando Aguirre

Mr. Aguirre has been Chairman of the Board, Chief Executive Officer, and President of Chiquita Brands International, Inc., an international marketer, producer, and distributor of bananas and other fresh produce, since January 2004. From July 2002 until January 2004, he served as President, Special Projects, for The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products, and from July 2000 until June 2002, he was President of the Global Feminine Care business unit of P&G. Mr. Aguirre is a native of Mexico.

Mr. Aguirre’s service as chairman and CEO of a large public company that produces and distributes fast-moving consumer goods, together with his diverse executive service at one of the largest consumer goods companies in the world, provides him with an understanding of the broad industry in which we compete. His international executive experience is also valuable, given our need to understand international operations and marketplaces.

		52	2005

John F. Brock

Mr. Brock has been Chairman of the company since April 2008 and Chief Executive Officer since April 2006. He was President of the company from April 2006 to April 2008. From February 2003 until December 2005, he was Chief Executive Officer of InBev, S.A., a global brewer, and from March 1999 until December 2002, he was Chief Operating Officer of Cadbury Schweppes plc, an international beverage and confectionery company.

Through Mr. Brock’s international beverage industry experience and his service as the company’s chairman and CEO, he has developed the leadership and consensus-building skills; knowledge of our industry, customers, and competition; knowledge of the Coca-Cola bottling system; and the relationships necessary to lead our company. Mr. Brock’s experience with international beverage businesses provides him with a uniquely informed perspective on the international beverage industry.

		61	2006

Incumbents Holding Terms Expiring 2011 (continued)

	Principal Occupation and Other Information	Age	Our Director Since

From 2004 to 2006, Mr. Brock served as a director of the Campbell Soup Company, a global manufacturer and marketer of branded convenience food products. He also served as a director of Dow Jones & Company, Inc., publisher and provider of global business and financial news, from April 2007 to December 2007; Reed Elsevier, a publisher, from 1999 to 2005; and Interbrew/ Inbrew, a beer brewing company, from 2003 to 2005.

Irial Finan

Mr. Finan has been Executive Vice President of The Coca-Cola Company since October 2004 and its President of Bottling Investments and Supply Chain since August 2004. Before that, he was Chief Executive Officer of Coca-Cola Hellenic Bottling Company S.A. (“CCHBC”), one of the world’s largest Coca-Cola bottlers, from May 2001 until 2003. He is a member of the board of directors of CCHBC, Coca-Cola FEMSA, S.A. de C.V., a Latin American bottler of Coca-Cola, and he is a member of the Supervisory Board of Coca-Cola Erfrischungsgetraenke AG, a German bottler of Coca-Cola and is an alternate director of Coca-Cola Sabco (Pty) Limited, a South African bottler of Coca-Cola. He is also a member of the boards of the nonprofit Galway University Foundation and Co-operation Ireland USA. He previously served on the board of directors (and a member of the audit committee) of Coca-Cola Amatil Limited, an Australian bottler of Coca-Cola, Eircom Group PLC, a telecommunications service provider in Ireland, and Alltracel Pharmaceuticals, a biographical research development company. He is a native of Ireland.

Mr. Finan brings to the board knowledge of, and experience with, The Coca-Cola Company and its global bottling system. Through his various executive leadership and director roles in the Coca-Cola bottling system, in the U.S. and abroad, Mr. Finan has developed an understanding of international business and relationships with leaders in the Coca-Cola system. As a current executive at The Coca-Cola Company, Mr. Finan also provides a unique perspective on matters involving the relationship between the company and The Coca-Cola Company.

		52	2004

Incumbents Holding Terms Expiring 2011 (continued)

	Principal Occupation and Other Information	Age	Our Director Since
Orrin H. Ingram II		49	2008

Mr. Ingram has been President and Chief Executive Officer of Ingram Industries Inc., a diversified products and services company, since 1999. Before that, he held various positions with Ingram Materials Company and Ingram Barge Company, and was co-president of Ingram Industries from January 1996 to June 1999. He is a director of Ingram Micro Inc., a global information technology distributor.

Mr. Ingram’s experience as an executive at companies in the U.S. wholesale, distribution, consumer goods, and transportation services industries provide him with a broad perspective on our company’s U.S. operations, which include aspects of each of these segments. Also, his experience as a director of a public company that is a global distributor has direct application to our business.

Curtis R. Welling

Mr. Welling has been President and Chief Executive Officer of AmeriCares Foundation, a nonprofit worldwide humanitarian aid and disaster relief organization, since 2002. Before that, he served as Chief Executive Officer of Princeton eCom Corp. and SG Cowen Securities Corporation, and held several executive and management positions with Bear, Stearns, and Co. and the First Boston Corporation (now Credit Suisse).

Mr. Welling brings finance and business leadership skills from his career in the nonprofit sector and the financial services industry. His finance expertise is valuable for evaluating the financial aspects of the company’s business. His tenure with an international aid organization provides a well-rounded perspective regarding the impact of the company’s business on the global community.

In addition, as chair of our Affiliated Transactions Committee, Mr. Welling has developed valuable expertise in leading a specialized committee that is essential to the ongoing relationship between the company and The Coca-Cola Company.

		60	2007

Incumbents Holding Terms Expiring 2012

	Principal Occupation and Other Information	Age	Our Director Since
Calvin Darden

Mr. Darden was Senior Vice President of U.S. Operations of United Parcel Service, Inc. (“UPS”), an express carrier and package delivery company, from January 2000 until his retirement in 2005. This experience is valued by the company’s board, and translates directly to his board service, because a significant portion of our operations are comprised of product storage and distribution activities.

Mr. Darden is also a director of Target Corporation, a variety retailer, and Cardinal Health Inc., a provider of products and services supporting the health care industry.

In addition, as chair of our Corporate Responsibility and Sustainability Committee, Mr. Darden has developed valuable expertise in leading an evolving area of corporate governance that is a key element of the company’s operating framework.

		60	2004

Donna A. James

Ms. James is President of Lardon & Associates LLC, a consulting firm specializing in corporate governance and new business development. She had been President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, from 2003 until March 2006. Prior to that, she was Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services, Inc. from 2000 until 2003 and served as a senior corporate executive for the preceding 10 years. These experiences have provided Ms. James with valuable skills in the areas of finance, accounting, and human resources. Ms. James’s background and skills have qualified her to chair the company’s audit committee and to serve as an audit committee financial expert.

Ms. James is a director and chair of the audit committee of Limited Brands, Inc., a retailer of women’s apparel, personal care and beauty products; a director of Conseco Inc., a provider of life, health, and annuity products; and a director at Time Warner Cable. Further, through her service as chair of our and Limited’s audit committees, Ms. James has obtained beneficial experience in leading committees requiring substantive expertise. She is uniquely qualified to inform our board’s opinions regarding all aspects of governance best practices.

		52	2005

Incumbents Holding Terms Expiring 2012 (continued)

	Principal Occupation and Other Information	Age	Our Director Since

Thomas H. Johnson		60	2007

Mr. Johnson has been Managing Partner of THJ Investments, L.P., a private investment firm, from November 2005 to the present. Since 2008, he has also served as Chief Executive Officer of the Taffrail Group, LLP, a private strategic advisory firm. Mr. Johnson served as Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging manufacturer, from August 1997 to November 2005.

Through these executive management experiences, Mr. Johnson brings investment, manufacturing, and distribution expertise to bear on his service as a member of the company’s board, and also has extensive international management experience in Europe and Asia. His manufacturing and distribution experience is valuable to the board because it closely aligns with our operations, and his investment experience facilitates an in-depth understanding of the company’s finances.

Mr. Johnson is also a director of Mirant Corporation, a producer of electricity, ModusLink Global Solutions, Inc., a supply chain business process management company, and Universal Corporation, a leaf tobacco merchant and processor. He was previously a director of Superior Essex Inc., a wire and cable manufacturer. Mr. Johnson’s expertise and experience would also qualify him to serve as an audit committee financial expert.

Retiring Directors

	Principal Occupation and Other Information	Age	Our Director Since
Marvin J. Herb
	Mr. Herb has been Chairman of HERBCO L.L.C. since July 2001. Before that, he was President and director of Herbco Enterprises Inc., a Coca-Cola bottler, until it was acquired by Coca-Cola Enterprises in July 2001. He is a director of Barrington Venture Holding Company LLC, a continuing care retirement community. Mr. Herb will retire from the board following this year’s annual meeting.	72	2002

John Hunter
	Mr. Hunter is currently a consultant to The Coca-Cola Company and was Executive Vice President of The Coca-Cola Company and President of Coca-Cola International from 1991 until his retirement in 1996. He was Chairman of Seagram Spirits and Wine Group from 1998 to 2000. Mr. Hunter will retire from the board following this year’s annual meeting.	72	2008

The board of directors expresses its sincere appreciation to Mr. Herb and Mr. Hunter for their outstanding leadership and dedicated service to our company and its shareowners.

Committees of the Board

The board has seven standing committees: Affiliated Transaction, Audit, Corporate Responsibility and Sustainability, Executive, Finance, Governance and Nominating, and Human Resources and Compensation. Each committee has a charter that is posted on our website, www.cokecce.com, under “Corporate Governance,” then “Board of Directors.” Our corporate secretary will furnish a printed copy of any charter upon the request of any shareowner.

The directors serving on each committee are appointed by the board. These appointments are made at least annually, for terms expiring at the next annual meeting of shareowners.

The following table lists the members of each of the standing committees as of the date of this proxy statement:

	Affiliated Transaction	Audit	Corporate Responsibility and Sustainability	Executive	Finance	Governance and Nominating	Human Resources and Compensation
Fernando Aguirre	X						X
John F. Brock			X	X
Calvin Darden			Chair			X	X
Irial Finan				X	X
Marvin J. Herb		X			Chair	X
L. Phillip Humann				X		Chair	Chair
John Hunter			X		X
Orrin H. Ingram II	X	X
Donna A. James	X	Chair				X
Thomas H. Johnson					X	X	X
Suzanne B. Labarge		X			X
Véronique Morali			X				X
Curtis R. Welling	Chair		X				X

During 2009, the board met five times, and the committees met as indicated below:

Affiliated Transaction Committee	18 meetings
Audit Committee	9 meetings
Corporate Responsibility and Sustainability Committee	4 meetings
Executive Committee	No meetings 2 written consent actions
Finance Committee	5 meetings
Governance and Nominating Committee	5 meetings
Human Resources and Compensation Committee	7 meetings

Each director attended at least 75% of the aggregate number of board and committee meetings that were held during 2009 while he or she was a member of the board or the committee.

The functions of each committee and any special qualifications for membership are described below.

Affiliated Transaction Committee—Reviews, considers, and negotiates on behalf of Coca-Cola Enterprises any proposed merger or consolidation between us and The Coca-Cola Company, any purchase of an equity interest in The Coca-Cola Company, any purchase by The Coca-Cola Company of an equity interest in Coca-Cola Enterprises, any purchase by the company from The Coca-Cola Company of goods and services other than in the ordinary course of business, any other transaction between Coca-Cola Enterprises and The Coca-Cola Company having an aggregate value exceeding $10 million, and any other transactions involving Coca-Cola Enterprises and The Coca-Cola Company that may be referred to the committee by the board. This committee is responsible for reviewing “related person transactions” between the company and The Coca-Cola Company pursuant to the company’s related person transaction policy, summarized below under the description of the Audit Committee.

The committee’s charter specifies that the Affiliated Transaction Committee must be composed entirely of directors who (i) are not, and for the past five years have not been, an officer, director, or employee of The Coca-Cola Company or one of its affiliates, (ii) do not own more than 1% of The Coca-Cola Company’s outstanding shares, and (iii) do not own any equity in an entity (except as permitted by (ii)) that is a party to the transaction being considered by the committee. Each member meets these qualifications.

Audit Committee—Assists the board in fulfilling its oversight responsibilities relating to the quality and integrity of our annual and interim consolidated financial statements and financial reporting process, the adequacy and effectiveness of internal controls, current and emerging business issues, the internal audit function, the annual independent audit of our financial statements and financial reporting controls, ethics programs, legal compliance, enterprise risk, and other matters the board deems appropriate.

The Audit Committee administers the company’s related person transaction policy, except for transactions between the company and The Coca-Cola Company, which are the responsibility of the Affiliated Transaction Committee. Under our policy, which is in writing and which was adopted by the board in December 2006, any transactions between the company and a “related person” must be examined by the relevant committee to be sure that the transaction in question is either in the best interests of the company and its shareowners or is not inconsistent with those interests. The “related persons” are (i) directors and executive officers, (ii) beneficial owners of more than 5% of any class of the company’s voting securities, (iii) immediate family members of the foregoing, and (iv) firms in which any of the foregoing are employed or have a greater than 5% beneficial interest. The thresholds for the application of this policy are transactions in which the amount exceeds $120,000, except for transactions with The Coca-Cola Company, where the amount must exceed $10 million.

All members must be independent and must meet additional NYSE qualifications applicable to Audit Committee members. The board has determined that each member meets all of those qualifications.

The board has determined that Ms. James and Ms. Labarge, in addition to being “independent,” are also “audit committee financial experts” as defined in the SEC’s rules. Biographical information for Ms. James and Ms. Labarge is found in “GOVERNANCE OF THE COMPANY—Current Board of Directors and Nominees for Election.”

Corporate Responsibility and Sustainability Committee—Reviews our policies and practices relating to significant public issues of concern to shareowners, the company generally, employees, communities served by us, and the general public with specific oversight of corporate responsibility and sustainability, legislative and regulatory issues, and diversity management programs.

Executive Committee—Exercises powers of the board of directors between meetings, except for amending the bylaws or approving or recommending to shareowners any action or matter that under the Delaware General Corporation Law requires shareowner approval.

Finance Committee—Reviews the annual budget and business plan and the company’s performance against those plans, dividend policy, capital structure, and capital expenditures in excess of $5 million (with the authority to approve any expenditure less than $15 million), and also evaluates returns on capital expenditures.

Governance and Nominating Committee—Reviews and recommends corporate governance policies and issues in consultation with the CEO; evaluates and recommends candidates to succeed the CEO; recommends to the board of directors candidates for election to the board; reviews matters relating to potential director conflicts of interest and directors’ fees and retainers; and also considers candidates for election to the board submitted by shareowners.

The process by which the committee considers nominees to the board is described in “GOVERNANCE OF THE COMPANY—Nominations to Board of Directors.”

Each member of this committee must be independent, and the board has determined that each member meets that qualification.

Human Resources and Compensation Committee— Establishes the company’s philosophy and goals related to executive compensation; coordinates evaluation of the performance, and approves the compensation, of the CEO and other senior officers; recommends to the board of directors the adoption, termination, and significant amendment of, and oversees the administration of, equity-based plans, incentive plans, and other employee benefit plans designed to provide compensation primarily for senior officers; oversees talent development and succession planning for senior officer positions (other than the position of CEO); and reviews and provides guidance on significant organizational initiatives.

The committee also reviews at least annually the employee retirement programs and approves amendments to the programs. The committee may delegate its responsibilities related to our retirement plans to the Global Retirement Programs Committee, a committee made up of senior management and retirement plan experts who are responsible for the administration and investment of the assets of our company-sponsored retirement plans.

The board of directors has delegated to a Compensation Plan Adjustment Committee, the sole member of which is our CEO, limited authority to make equity grants or modify outstanding equity awards. The Compensation Plan Adjustment Committee cannot take any of these actions with respect to awards to senior officers of the company.

The committee has engaged Frederic W. Cook and Co. to serve as its independent compensation advisory firm. During 2009, this firm advised the committee with respect to the compensation paid to our CEO, the composition of our compensation comparator group, our executive officers’ annual compensation, and the design of our executive compensation program. The firm also advises the committee on current practices and trends in executive compensation.

Each member of this committee must be independent, and the board has determined that each member meets that qualification.

Compensation Committee Interlocks and Insider Participation

During 2009, Messrs. Aguirre, Darden, Humann, Johnson, and Welling served on the Human Resources and Compensation Committee. None of them has been at any time an officer or employee of the company, and each was determined to be an independent director. No executive officer of the company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2009, an executive officer who served as a member of our board of directors or our Human Resources and Compensation Committee.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement.

Based upon those reviews and discussions, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

February 11, 2010	L. Phillip Humann, Chair Fernando Aguirre Calvin Darden Thomas H. Johnson Véronique Morali Curtis R. Welling

Board of Directors Oversight of Risk

While risk management is primarily the responsibility of the company’s management team, the board of directors is responsible for the overall supervision of the company’s risk management activities. The board’s oversight of the material risks faced by our company occurs at both the full board level and at the committee level.

The board’s Audit Committee has oversight responsibility not only for financial reporting with respect to the company’s major financial exposures and the steps management has taken to monitor and control such exposures, but also for the effectiveness of management’s Enterprise Risk Management process that monitors and manages key business risks facing the company. The Audit Committee also oversees the delegation of specific risk areas among the various other board committees, consistent with the committees’ charters and responsibilities.

Management provides regular updates throughout the year to the respective committees regarding the management of the risks they oversee, and each of these committees reports on risk to the full board at each regular meeting of the board. At least once every year, the Audit Committee reviews the allocation of risk responsibility among the board’s committees and implements any changes that it deems appropriate.

In addition to the reports from the committees, the board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary. At each board meeting, the chairman and CEO addresses, in a director-only session, matters of particular importance or concern, including any significant areas of risk that require board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full board reviews in detail the company’s short- and long-term strategies, including consideration of significant risks facing the company and their potential impact.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess inter-relationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for the company. We also believe that our risk structure complements our current board leadership structure, as it allows our independent directors, through the four fully independent board committees and otherwise, to exercise effective oversight of the actions of management, led by Mr. Brock as chairman and CEO, in identifying risks and implementing effective risk management policies and controls.

Director Compensation

For 2009, all outside directors (directors who are not employees of Coca-Cola Enterprises) were paid the following compensation:

•	$91,000 annual retainer;

•	$2,000 fee for each board meeting attended;

•	$7,500 annual retainer for service as chair of a committee ($10,000 for service as chair of the Audit Committee); and

•	$1,000 fee for each committee meeting attended ($2,000 for each Audit Committee meeting).

For 2009, each outside director also received an annual equity award with a market value of approximately $75,000, which consisted of 3,950 deferred stock units. These stock units will vest on April 1, 2010, but the underlying shares (and any cash related to dividend equivalent credits on such shares) will not be distributed until after the director leaves the board.

During 2009, the board evaluated the director pay structure and determined that changes were necessary to bring the level and structure of pay in line with competitive market practice. Management provided the Governance and Nominating Committee with market data and analysis of director pay within two separate comparator groups — the Fortune 250 and a group of ten companies in the fast-moving consumer goods industry. This analysis showed that the board’s existing total pay, which had not increased since 2005, lagged median levels for both comparator groups. It also indicated that the existing pay structure was not consistent with prevailing trends within the comparator groups. Specifically, the existing structure provided for meeting fees, rather than committee member retainers, and a pay mix that delivered a relatively large percentage of total pay in cash, rather than equity.

Following its study of this analysis, the Governance and Nominating Committee recommended, and the board approved, revisions to the board pay structure that were consistent with the analysis. The approved pay structure, which took effect January 1, 2010, is as follows:

•	$230,000 annual retainer ($110,000 in cash; $120,000 in equity);

•

Annual retainer for service as chair of a committee ($20,000 for Audit Committee; $15,000 for the Affiliated Transaction and Human Resources and Compensation Committees; $10,000 for other committees); and

•	$5,000 annual retainer for service as a member of the Audit, Affiliated Transactions, and Human Resources and Compensation Committees.

Directors who are employees of Coca-Cola Enterprises do not receive any compensation for their service on the board, but are entitled to reimbursement of certain expenses incurred in connection with such service.

As noted above, the new fee structure provides that each board member will receive an annual equity award with an approximate market value of $120,000. The equity component of our directors’ pay was increased to ensure that our directors’ total fees approximate the median of our comparator groups and to increase the alignment of our directors’ financial interests with those of our shareowners.

The new structure also provides for a presiding director retainer of $5,000 if the presiding director is also the chair of the Governance and Nominating Committee ($10,000 if he or she is not also the chair of the Governance and Nominating Committee). Under the new structure, individual meeting fees have been eliminated.

All outside directors are eligible to participate in a deferred compensation plan on a voluntary basis, and participants may elect whether their deferred compensation is valued as if invested in our common stock (through the use of phantom stock credits) or a cash credit account. Amounts deferred under the deferred compensation plan are not distributed until after the director leaves the board.

We reimburse the outside directors for reasonable expenses of attending board and committee meetings and for expenses associated with director training and development. Directors who are company officers receive reimbursement only of expenses incurred to attend out-of-town meetings.

From time to time, a director’s spouse may accompany the director when he or she travels on our corporate aircraft for board-related business. In such instances, the value of the spouse’s travel is imputed as income to the director (determined under the U.S. Department of Transportation’s standard industry fare level). The company may provide a gross-up payment for the resulting tax liability where the spouse’s attendance at the business function is encouraged or requested by us.

Our Board of Directors Guidelines on Significant Corporate Governance Issues provides that a new director should, within five years of joining the board, own stock of our company equal to at least three times the annual cash compensation paid to board members. A director’s vested deferred stock units and phantom stock units under the deferred compensation plan are credited toward this ownership objective.

The table below summarizes the compensation paid by the company to our nonemployee directors for the fiscal year ended December 31, 2009. Compensation paid to John F. Brock, the company’s chairman and CEO, is not included in this table because Mr. Brock is an employee and therefore receives no additional compensation for his service as a director.

	DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Fernando Aguirre	121,000	75,485	0	1,658	(4)	198,143
Calvin Darden	129,500	75,485	0	1,936	(5)	206,921
Irial Finan	105,000	75,485	0	0		180,485
Marvin J. Herb	141,500	75,485	0	19,258	(6)	236,243
L. Phillip Humann	135,000	75,485	0	0		210,485
John Hunter	110,000	75,485	0	0		185,485
Orrin H. Ingram II	131,000	75,485	0	0		206,485
Donna A. James	152,000	75,485	0	0		227,485
Thomas H. Johnson	120,000	75,485	0	0		195,485
Suzanne B. Labarge	128,000	75,485	0	0		203,485
Curtis R. Welling	137,500	75,485	0	8,757	(7)	221,742

(1)        Amounts shown include retainer, committee chair, and meeting fees earned by our directors during the fiscal year ended December 31, 2009, prior to any deferrals under the deferred compensation plan.

(2)        Amounts shown reflect the grant date fair value of deferred stock units granted in 2009, as determined in accordance with Accounting Standards Codification Topic 718 — Stock Compensation (“ASC 718”), and using a share price of $19.11, the closing price of the company’s stock on the grant date, as reported in the NYSE Composite Transactions listing. As of December 31, 2009, each of the directors’ deferred stock units granted in 2009 (and no other stock or stock unit awards) remained unvested. There were no forfeitures of deferred stock units by our directors during 2009.

(3)        No stock options were granted to directors in 2009. The aggregate number of stock options outstanding for each of our directors as of December 31, 2009 is provided in the table below:

Director	Number of Options Outstanding
Fernando Aguirre	8,500
Calvin Darden	16,000
Irial Finan	8,500
Marvin J. Herb(a)	21,000
L. Phillip Humann	38,600
John Hunter	0
Orrin H. Ingram II	0
Donna A. James	8,500
Thomas H. Johnson	0
Suzanne B. Labarge	0
Curtis R. Welling	0

(a)        Mr. Herb also held 2,500 vested stock appreciation rights with an exercise price of $21.945.

(4)        Amount shown reflects a gross-up payment to Mr. Aguirre for taxes associated with income he was required to report with respect to travel by his spouse to accompany him on company business.

(5)        Amount shown reflects a gross-up payment to Mr. Darden for taxes associated with income he was required to report with respect to travel by his spouse to accompany him on company business.

(6)        Amount shown reflects $16,888 of incremental cost of personal use of company aircraft by Mr. Herb during 2009. This amount was calculated based on the variable operating costs to the company for each flight hour attributed to personal use, including fuel costs; labor, parts, and maintenance costs; landing and parking fees; on-board catering costs; and crew expenses during layovers. These per-hour costs were determined by using industry-standard cost-estimating guides, which are updated semi-annually. Because company aircraft are used primarily for business purposes, the amounts provided exclude fixed costs, such as pilot salaries and training and overhead costs associated with our aircraft hangar.

Amount shown also includes a gross-up payment to Mr. Herb of $2,370 for taxes associated with income he was required to report with respect to travel by his spouse to accompany him on company business.

(7)        Amount shown reflects a gross-up payment to Mr. Welling of $8,757 for taxes associated with income he was required to report with respect to travel by his spouse to accompany him on company business.

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

The following table shows the number of shares of our common stock and of the common stock of The Coca-Cola Company (“Coca-Cola stock”) beneficially owned by:

•	each director;

•	each nominee for director;

•	each executive officer named in the Summary Compensation Table (See the Summary Compensation Table on page 52) or deemed to be a section 16 executive officer; and

•	all directors and executive officers as a group.

Unless otherwise noted, amounts are as of February 22, 2010 for our stock and for Coca-Cola stock.

	Number of Shares Beneficially Owned
	Our common stock		Coca-Cola stock
Name	Number of Shares Owned	Percent of Class	Number of Shares Owned	Percent of Class
Fernando Aguirre(1)	41,217	*	2,300	*
John F. Brock(2)	1,712,963	*	0	*
Steven A. Cahillane(3)	128,066	*	0	*
Calvin Darden(4)	45,808	*	0	*
William W. Douglas III(5)	244,158	*	1,198	*
Irial Finan(6)	44,907	*	886,241	*
Marvin J. Herb(7)	9,954,242	2%	29,121	*
L. Phillip Humann(8)	131,251	*	40	*
John Hunter(9)	12,600	*	1,125	*
Orrin H. Ingram II(10)	28,137	*	1,216	*
Donna A. James(11)	33,454	*	0	*
Thomas H. Johnson(12)	31,870	*	2,500	*
Suzanne B. Labarge(13)	20,717	*	0	*
Véronique Morali(14)	0	*	0	*
John R. Parker, Jr.(15)	703,155	*	11,346	*
Hubert Patricot(16)	153,379	*	3,500	*
Curtis R. Welling(17)	26,525	*	0	*
Phoebe A. Wood(18)	0	*	0	*
All directors and executive officers as a group (19 persons), including those directors and nominees named above(19)	13,348,315	2.7%	938,587	*

*        Less than one percent.

(1)        The share totals include Mr. Aguirre’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 14,547 shares of our common stock upon distribution from the plan, 18,170 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 8,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable.

(2)        The share totals include, for Mr. Brock, options to acquire 1,647,399 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table. (450,000 of such options will become exercisable only if the company’s average stock price increases to $31.035 over 20 consecutive trading days.) This table does not include, for Mr. Brock, 944,550 restricted stock/performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(3)        The share totals include, for Mr. Cahillane, options to acquire 113,066 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table. This table does not include, for Mr. Cahillane, 292,225 restricted stock/performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(4)        The share totals include Mr. Darden’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 11,638 shares of our common stock upon distribution from the plan, 18,170 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 16,000 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable.

(5)        The share totals include, for Mr. Douglas, options to acquire 160,158 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table and 59,000 restricted shares of our common stock that are subject to forfeiture. This table does not include, for Mr. Douglas, 213,572 restricted stock/performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(6)        The share totals include Mr. Finan’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 18,237 shares of our common stock upon distribution from the plan, 18,170 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 8,500 shares of our common stock that may be acquired upon exercise of outstanding stock options that are now exercisable. The share totals also include 50,000 shares of Coca-Cola stock that are subject to performance criteria, 82,125 restricted shares of Coca-Cola stock that are subject to forfeiture, and 705,261 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table.

(7)        The share totals include one-tenth of Mr. Herb’s stock unit account balance in our directors’ deferred compensation plan that will be paid in ten annual installments of 1,699 shares of our common stock upon distribution from the plan, 9,860,586 shares of our common stock owned by Mr. Herb and pledged to a lender, and 52,787 shares of our common stock owned by the Herb Family 1998 Gift Trust and pledged to a lender. The share totals also include 18,170 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 21,000 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable. This table does not include 6,244,114 shares of our common stock held by Herbco II, LLC and pledged to a lender, as to which Mr. Herb disclaims any beneficial interest. The share totals also include 20,000 shares of Coca-Cola stock pledged to a lender, 8,421 shares of Coca-Cola stock held in an IRA, and 500 shares of Coca-Cola stock held by his wife in an IRA and 200 shares of Coca-Cola stock held by her directly, as to which Mr. Herb disclaims any beneficial interest.

(8)        The share totals include Mr. Humann’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 60,866 shares of our common stock upon distribution from the plan, 18,170 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 38,600 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable. The share totals also include 40 shares of Coca-Cola stock held in trust for his son.

(9)        The share totals include, for Mr. Hunter, 11,600 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table.

(10)        The share totals include Mr. Ingram’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 6,537 shares of our common stock upon distribution from the plan, 11,600 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table. The share totals also include 1,216 shares of Coca-Cola stock held in a trust of which he is a co-trustee and a remainder beneficiary.

(11)        The share totals include Ms. James’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 4,784 shares of our common stock upon distribution from the plan, 18,170 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 8,500 shares of our common stock that may be acquired upon the exercise of outstanding stock options that are now exercisable.

(12)        The share totals include Mr. Johnson’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 770 shares of our common stock upon distribution from the plan, 14,600 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 16,500 shares of our common stock held in a margin account owned jointly with his wife. The share totals also include 2,500 shares of Coca-Cola stock held in a margin account owned jointly with his wife.

(13)        The share totals include Ms. Labarge’s stock unit account balance in our directors’ deferred compensation plan that will be paid in 7,117 shares of our common stock upon distribution from the plan, 11,600 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 2,000 shares of our common stock held indirectly by 1323786 Ontario, Inc., her solely owned company.

(14)        Ms. Morali became a member of our board effective February 11, 2010.

(15)        The share totals include, for Mr. Parker, options to acquire 481,167 shares of our common stock that are now exercisable or that could become exercisable within 60 days from the date of this table, 12,000 restricted shares of our common stock that are subject to forfeiture, 70,000 shares of our common stock held in a margin account, and 94,988 shares of our common stock owned by his wife. This table does not include 121,822 restricted stock/performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table. The share totals also include 6,911 shares of Coca-Cola stock owned by his wife.

(16)        The share totals include, for Mr. Patricot, options to acquire 128,332 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table. This table does not include 130,190 restricted stock/performance share units that are subject to forfeiture and represent shares that could not be acquired within 60 days of the date of this table.

(17)        The share totals include one-fifth of Mr. Welling’s stock unit account balance in our directors’ deferred compensation plan that will be paid in five annual installments of 1,925 shares of our common stock upon distribution from the plan, 14,600 deferred stock units that represent shares of our common stock that could be acquired within 60 days from the date of this table, and 10,000 shares of our common stock held in a margin account.

(18)        Ms. Wood was elected a director effective April 22, 2010.

(19)        The share totals include 9,983,373 shares that are pledged to lenders, options to acquire 2,649,738 shares of our common stock that are now exercisable or that will become exercisable within 60 days from the date of this table, 88,350 restricted shares of our common stock that are subject to forfeiture, 128,120 stock units representing shares of our common stock credited to accounts under our directors’ deferred compensation plan, and 173,020 stock units representing shares of our common stock awarded to nonemployee directors. The share totals also include 705,261 shares of Coca-Cola stock that may be acquired upon the exercise of stock options that are now exercisable or that will become exercisable within 60 days from the date of this table, 20,000 shares of Coca Cola stock pledged to a lender, 82,125 shares of Coca-Cola stock that are subject to transfer restrictions, and 50,000 shares of Coca-Cola stock that are subject to performance criteria.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and beneficial owners of 10% or more of our common stock must file reports with the SEC showing the number of shares of our common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and the written representations from such persons, we believe that all required reports were timely filed in 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Approval Policies

We review relationships, transactions and arrangements between the company and any of our directors or executive officers, The Coca-Cola Company (“TCCC”) and any other holders of more than 5% of our stock, immediate family members of any of the foregoing, and firms in which any of the foregoing are employed or have a greater than 5% beneficial ownership interest. These reviews are conducted by the Affiliated Transaction Committee of the board if the relationship, transaction or arrangement involves TCCC and by the Audit Committee in all other cases. For a description of our related person transaction review and approval policies, see the descriptions of these two committees under “GOVERNANCE OF THE COMPANY—Committees of the Board.”

Transactions with The Coca-Cola Company

On February 25, 2010, we entered into agreements with TCCC under which:

•	it will acquire our North American operating business,

•	our European operations will be split off into a new public company which will be called Coca-Cola Enterprises, Inc. and

•	we have agreed in principle to acquire TCCC’s bottling operations in Norway and Sweden subject to the signing of definitive agreements.

Completion of the transactions is subject to shareowner approval, among other things, and is not expected to occur until later in the year.

We are not soliciting your approval of these transactions at the annual meeting and this proxy statement does not constitute an offer to sell or the solicitation of an offer to buy any securities. A proxy statement/prospectus, contained in a registration statement on Form S-4, prepared expressly for such purpose will be filed with the SEC and sent to you in due course after the registration statement is declared effective. The registration statement has not yet become effective. For a summary of the transactions and copies of the transaction documents, please refer to the Current Report on Form 8-K we filed with the SEC on March 3, 2010, which is available on the SEC’s web site at www.sec.gov.

We are a marketer, producer, and distributor principally of products of TCCC, with greater than 90 percent of our sales volume consisting of sales of TCCC products. Our license arrangements with TCCC are governed by licensing territory agreements. TCCC owned approximately 34 percent of our outstanding shares as of December 31, 2009. From time to time, the terms and conditions of programs with TCCC are modified.

The following table summarizes the transactions with TCCC that directly affected our Consolidated Statements of Operations for the years ended December 31, 2009, 2008, and 2007 (in millions):

	2009	2008	2007
Amounts affecting net operating revenues:
Fountain syrup and packaged product sales	$351	$344	$410
Dispensing equipment repair services	87	84	78
Packaging material sales (preforms)	60	66	81
Other transactions	57	80	77

Total	$555	$574	$646

Amounts affecting cost of sales:
Purchases of syrup, concentrate, mineral water, and juice	$(4,563)	$(4,940)	$(4,906)
Purchases of sweeteners	(419)	(357)	(326)
Purchases of finished products	(1,479)	(1,502)	(1,054)
Marketing support funding earned	366	534	572
Cold drink equipment placement funding earned	36	50	65

Total	$(6,059)	$(6,215)	$(5,649)

Fountain Syrup and Packaged Product Sales

We sell fountain syrup to TCCC in certain territories and deliver this syrup to certain major fountain customers of TCCC. We invoice and collect amounts receivable for these fountain sales on behalf of TCCC. We also sell bottle and can products to TCCC at prices that are generally similar to the prices charged by us to our major customers.

Purchases of Syrup, Concentrate, Mineral Water, Juice, Sweeteners, and Finished Products

We purchase syrup, concentrate, mineral water, and juice from TCCC to produce, package, distribute, and sell TCCC’s products under licensing agreements. We also purchase finished products and fountain syrup from TCCC for sale within certain of our territories and have an agreement with TCCC to purchase from them substantially all of our requirements for sweeteners in the U.S. The licensing agreements give TCCC complete discretion to set prices of syrup, concentrate, and finished products. Pricing of mineral water and sweeteners is also based on contractual arrangements with TCCC. We also pay to TCCC certain fees based on volume of purchases of non-TCCC licensed products under several subdistribution agreements.

Effective January 1, 2009, we and TCCC agreed to (1) implement an incidence-based concentrate pricing model in the U.S. that better aligns system interests among all packages and channels, and (2) net a significant portion of our funding from TCCC, as well as certain other arrangements with TCCC related to the purchase of concentrate, against the price we pay TCCC for concentrate. We and TCCC agreed to continue our incidence-based model in the U.S. during 2010 at a rate that is consistent with the 2009 rate. In conjunction with this agreement, we agreed with TCCC to reinvest into the business certain amounts that will be determined based on our performance relative to our 2010 U.S. annual business plan. The type of these investments is still to be determined, but we believe the reinvestment of these amounts is important for the long-term growth and health of our business.

Marketing Support Funding Earned and Other Arrangements

We and TCCC engage in a variety of marketing programs to promote the sale of products of TCCC in territories in which we operate. The amounts to be paid to us by TCCC under the programs are generally determined annually and are periodically reassessed as the programs progress. Under the licensing agreements, TCCC is under no obligation to participate in the programs or continue past levels of funding in the future. The amounts paid and terms of similar programs may differ with other licensees. Marketing support funding programs granted to us provide financial support principally based on our product sales or upon the completion of stated requirements, to offset a portion of our costs of the programs. TCCC also administers certain other marketing programs directly with our customers. During 2009, 2008, and 2007, direct-marketing support paid or payable to us, or to customers in our territories, by TCCC, totaled approximately $540 million, $665 million, and $695 million, respectively. We recognized $366 million, $534 million, and $572 million of these amounts as a reduction in cost of sales during 2009, 2008, and 2007, respectively. Amounts paid directly to our customers by TCCC during 2009, 2008, and 2007 totaled $174 million, $131 million, and $123 million, respectively.

We and TCCC have a Global Marketing Fund (GMF), under which TCCC pays us $61.5 million annually through December 31, 2014, as support for marketing activities. The term of the agreement will automatically be extended for successive 10-year periods thereafter unless either party gives written notice to terminate the agreement. We earn annual funding under this agreement if we and TCCC agree on an annual marketing and business plan. TCCC may terminate this agreement for the balance of any year in which we fail to timely complete the marketing plans or are unable to execute the elements of those plans, when such failure is within our reasonable control. We received $61.5 million in each of 2009, 2008, and 2007 in conjunction with the GMF. These amounts are included in the total amounts recognized in marketing support funding earned in the preceding table.

We had an agreement with TCCC under which TCCC provided support payments for the marketing of certain brands of TCCC in certain territories we acquired in 2001. Under the terms of this agreement, we received $11 million in 2009 and $14 million in both 2008 and 2007. Payments received under this agreement are not refundable to TCCC. These amounts are included in the total amounts recognized in marketing support funding earned in the preceding table. No additional funding is due under this agreement.

During 2008, we had certain annual funding arrangements in North America with TCCC that contained provisions that allowed TCCC to require us to refund certain amounts paid during the year and remove some or all funding on a prospective basis if we did not meet the stated requirements under the arrangements. The activities required under these arrangements were developed during the annual joint planning process and included (1) annual pricing and volume targets, and (2) support of shared strategic initiatives. Amounts received under these arrangements were recognized in cost of sales as inventory was sold and are included in the total amounts in marketing support funding earned in the preceding table to the extent recognized. Through August 2008, we had received $69 million from TCCC under one of these arrangements. As a result of the marketplace pricing action we took in September 2008, TCCC elected to permanently eliminate the remaining $35 million in funding under this arrangement.

During 2007, we had a $104 million discretionary annual marketing funding arrangement in the U.S. with TCCC. The 2007 activities required under this arrangement were agreed to during the annual joint planning process. Amounts under this program were received quarterly during 2007. These amounts were recognized in cost of sales as inventory was sold and are included in the total amounts in marketing support funding earned in the preceding table to the extent recognized.

We participate in CTM programs in the U.S. administered by TCCC. We are responsible for all costs of the programs in our territories, except for some costs related to a limited number of specific customers. Under these programs, we pay TCCC, and they pay our customers as a representative of the North American Coca-Cola bottling system. Amounts paid under CTM programs to TCCC for payment to our customers are included as a reduction in net operating revenues and totaled $327 million, $313 million, and $296 million in 2009, 2008, and 2007, respectively. These amounts are not included in the preceding table since the amounts are ultimately paid to our customers.

Cold Drink Equipment Placement Funding Earned

We and TCCC are parties to Cold Drink Equipment Purchase Partnership Programs (Jumpstart Programs) covering most of our territories in the U.S., Canada, and Europe. The Jumpstart Programs are designed to promote the purchase and placement of cold drink equipment. We received approximately $1.2 billion in support payments under the Jumpstart Programs from TCCC during the period 1994 through 2001. There are no additional amounts payable to us from TCCC under the Jumpstart Programs. Under the Jumpstart Programs, as amended, we agree to:

•

Purchase and place specified numbers of cold drink equipment (principally vending machines and coolers) each year through 2010 (approximately 1.8 million cumulative units of equipment over the term of the Jumpstart Programs). We earn and recognize “credits” toward annual purchase and placement requirements based upon the type of equipment placed;

•	Maintain the equipment in service, with certain exceptions, for a minimum period of 12 years after placement;

•	Maintain and stock the equipment in accordance with specified standards for marketing TCCC products;

•

Report annually to TCCC during the period the equipment is in service whether or not, on average, the equipment purchased has generated a contractually stated minimum sales volume of TCCC products; and

•

Relocate equipment if the previously placed equipment is not generating sufficient sales volume of TCCC products to meet the minimum requirements. Movement of the equipment is required only if it is determined that, on average, sufficient volume is not being generated, and it would help to ensure our performance under the Jumpstart Programs.

Should we not satisfy the provisions of the Jumpstart Programs, the agreements provide for the parties to meet to work out a mutually agreeable solution. Should the parties be unable to agree on alternative solutions, TCCC would be able to assert a claim seeking a refund. No refunds of amounts previously earned have ever been paid under the Jumpstart Programs, and we believe the probability of a full or partial refund of amounts previously earned under the Jumpstart Programs is remote. We believe we would, in all cases, resolve any matters that might arise regarding the Jumpstart Programs. We and TCCC have amended prior agreements to reflect, where appropriate, modified goals and provisions, and we believe that we can continue to resolve any differences that might arise over our performance requirements under the Jumpstart Programs.

The U.S. and Canadian agreements provide that no violation of the Jumpstart Programs will occur, even if we do not attain the required number of credits in any given year, so long as (1) the shortfall does not exceed 20 percent of the required credits for that year; (2) a minimal compensating payment is made to TCCC or its affiliate; (3) the shortfall is corrected in the following year; and (4) we meet all specified credit requirements by the end of 2010.

During 2009, certain previously placed equipment did not generate sufficient sales volume, on average, of TCCC products to meet the minimum requirements. As such, we are required to move certain previously placed equipment to ensure our performance under the Jumpstart Programs. If such equipment is not generating sufficient sales volume for the trailing twelve month period ending April 2010, we and TCCC have agreed to meet and develop a mutually agreeable solution to ensure our compliance under the Jumpstart Programs. We believe it is remote that such a mutually agreeable solution would result in a material impact to our Consolidated Financial Statements.

We are unable to quantify the maximum potential amount of future payments required under our obligation to relocate previously placed equipment because the dates and costs to relocate equipment in the future are not determinable. As of December 31, 2009, our liability for the estimated costs of relocating equipment in the future was approximately $19 million. We have no recourse provisions against third parties for any amounts that we would be required to pay, nor were any assets held as collateral by third parties that we could obtain, if we are required to act upon our obligations under the Jumpstart Programs.

We purchase products of TCCC in the ordinary course of business to achieve the minimum required sales volume of TCCC products. We are unable to quantify the amount of these future purchases because we will purchase products at various costs, quantities, and mix in the future.

We recognize the majority of the $1.2 billion in support payments received from TCCC as we place cold drink equipment. A small portion of the support payments, representing the estimated cost to potentially move cold drink equipment, is recognized on a straight-line basis over the 12-year period beginning after equipment is placed. During 2009, 2008, and 2007, we recognized deferred income related to our Jumpstart Programs totaling $36 million, $50 million, and $65 million, respectively.

At December 31, 2009, the recognition of $69 million in support payments was deferred under the Jumpstart Programs. Approximately $50 million of this amount is expected to be recognized during 2010, as equipment is placed.

Approximately $19 million, representing the estimated cost to potentially move equipment, is expected to be recognized over the 12-year period after the equipment is placed. We have allocated the support payments to equipment based on a fixed amount per “credit.” The amount allocated to the requirement to place equipment is the balance remaining after determining the potential cost of moving the equipment after initial placement. The amount allocated to the potential cost of moving equipment after initial placement is determined based on an estimate of the units of equipment that could potentially be moved and an estimate of the cost to move that equipment.

Other Transactions

Other transactions with TCCC include management fees, office space leases, and purchases of point-of-sale and other advertising items, all of which were not material.

Stock Ownership by and Director Relationships with The Coca-Cola Company

TCCC is our largest shareowner, owning as of February 22, 2010 directly and indirectly through its subsidiaries, 168,956,718 shares of common stock, representing approximately 34.35% of our outstanding common stock. In addition, one of our thirteen current directors, Irial Finan, is an executive officer of The Coca-Cola Company and another, John Hunter, is a former executive officer of, and current consultant to, The Coca-Cola Company.

Transactions with Fitch, Inc.

Fitch, Inc. engaged in ordinary course of business sale of service transactions with us in 2009, and we expect that we will engage in similar transactions in 2010. The transactions included selling to us credit rating and data research services under customary terms. In 2009, we paid approximately $175,000 for these services. Véronique Morali, one of our directors, is a director of, and an employee of an affiliate of, Fitch, Inc.

Relationships and Transactions with Management

Following her retirement on March 31, 2009, Vicki R. Palmer, our former Executive Vice President, Financial Services and Administration, began to provide consulting services to the company, pursuant to an agreement entered into with the company prior to her retirement, regarding our corporate responsibility and sustainability initiatives; community outreach initiatives; and the recruitment, development, and retention of a talented and diverse workforce. Under the agreement, Ms. Palmer receives consulting fees of $45,833 per month during the three-year period that ends on March 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains the principles, objectives, and features of our executive compensation program, and it describes how the compensation of our leaders aligns with our corporate objectives and shareowner interests. Although our executive compensation program is generally applicable to each of our senior officers, this CD&A focuses primarily on the program as applied to our CEO and the other officers included in the Summary Compensation Table, whom we refer to collectively in this proxy statement as the “Named Executive Officers.”

Compensation Program Objectives

The Human Resources and Compensation Committee (the “Compensation Committee” or “Committee”) reviews and approves the company’s executive compensation policies, plan designs, and the compensation of our senior officers. The objectives of the company’s executive compensation program are as follows:

•

Pay for performance—The majority of each senior officer’s compensation should be performance-based. Incentive programs should provide for no payout when the company’s performance or the officer’s individual performance does not meet pre-established goals and for the opportunity to receive additional pay when those goals are achieved or surpassed.

•	Pay competitively—Executive compensation opportunities should be sufficiently competitive to attract external executive talent and support the development and retention of current and future leaders.

•

Support our business strategies—The annual incentive program should be specific to the company’s short-term operating strategy, and the long-term incentive program should reward management for developing and executing business strategy over a three- to five-year period.

•

Align our leaders’ interests with those of shareowners—Our executive compensation program should emphasize equity ownership so that our leaders’ long-term financial interests are consistent with the long-term interests of shareowners.

Executive Compensation Program Overview

Performance-Based Compensation

The most effective way to ensure that our executive compensation program is performance-based is to provide a majority of each senior officer’s annual compensation in the form of opportunities for pay, rather than guarantees of pay. Because our success depends on strong operational performance year after year, a significant portion of our senior officers’ compensation is conditioned on the attainment of specific long-term and short-term business objectives. This compensation is “at-risk” because it will decrease—or not be paid at all—if the performance goals are not achieved. If those goals are exceeded, however, the compensation earned can exceed targeted levels.

The Compensation Committee further reinforces our senior officers’ focus on long-term results by providing the majority of their total compensation in the form of equity-based awards that provide significant upside compensation opportunities if the company’s stock price increases over time and, for certain awards, if specific business goals are met.

With respect to any Committee decision regarding senior officers’ performance-based compensation opportunities, the Committee takes into consideration whether such opportunities would encourage the officers to take excessive or unreasonable business risks to realize the compensation at issue. Although a significant portion of our executive compensation opportunities are performance-based, the Committee does not believe that our executive compensation program encourages excessive risk-taking. Rather, the Committee has constructed the program to align compensation opportunities with the long-term interests of the company and its shareowners, while minimizing short-term incentive opportunities that could jeopardize those long-term interests.

For example, although the payouts for certain business segment leaders under our performance-based compensation programs are based in part on the achievement of business segment goals, the goals that determine payouts for our executive officers are company-wide metrics only. We believe that applying company-wide metrics encourages decision-making that is in the best long-term interests of the company and our shareowners. The Committee believes that this focus on the long-term interests of the company and shareowners encourages executives to make prudent business decisions that will enhance the business over time.

Competitive Compensation

To recruit and retain highly qualified executives, we believe it is necessary to provide them with competitive total compensation opportunities. To ensure that our compensation is competitive, we review the total compensation provided to executives with comparable responsibilities at companies of comparable size that are representative of the market in which we compete for talent.

Consistent with the terms of our compensation philosophy, our compensation comparator group was comprised of companies across all industries with annual revenues between 50% and 200% of our annual revenues, as identified in survey data provided by a compensation consulting firm. We use a large comparator group because competition for the majority of our executive positions is not limited to companies within our industry, and we believe that including a larger number of companies will improve the consistency of the market data we use from year to year.

In setting compensation for 2009, we used market data that met these criteria from the 2008 Towers Perrin Executive Compensation Database to develop our comparator group, which included 163 companies with recent year-end annual revenues ranging from $10 billion to $40 billion. The median annual revenues for the group were approximately $15.8 billion, as compared to the company’s annual revenues for the same period of $21.8 billion.

We believe, however, that a review of market data is only the starting point for the Compensation Committee’s determinations regarding competitive compensation. In making individual pay decisions, the Committee also considers each officer’s skills, experience, relative responsibilities within the executive leadership team, and individual performance against objectives established for the year.

Role of the Compensation Committee

The Compensation Committee is comprised entirely of independent directors who are also “non-employee directors” as defined in Rule 16b-3 under the Exchange Act and “independent directors” as defined by NYSE rules.

The Compensation Committee operates pursuant to a charter that sets forth its authority and responsibilities. The Committee establishes our executive compensation philosophy, as well as the goals and objectives relevant to the compensation of the CEO and other senior officers. The Committee reviews and approves the compensation of the CEO and other senior officers in light of their performance and our established compensation philosophy, goals, and objectives. In its approval of the compensation of the CEO, the Compensation Committee considers the performance review conducted by the Governance and Nominating Committee.

Finally, the Committee oversees the administration of our incentive plans designed to provide compensation primarily to our senior officers, as well as all equity-based plans. The Committee has the power to recommend to the board the adoption, termination, or significant amendment of any such plan, and has the right to approve, without action of the board, amendments that are not considered significant.

The Compensation Committee’s charter reflects this authority and these responsibilities, and the Committee annually reviews and revises its charter as necessary. To assist in carrying out its responsibilities, the Compensation Committee periodically receives reports and recommendations from management and from a third-party compensation consultant that it selects and retains, as discussed below. The Compensation Committee may also, from time to time, consult with legal, accounting, or other advisors all in accordance with the authority granted to it in its charter.

Role of Management

Our CEO and senior vice president of human resources are responsible for providing recommendations to the Committee on various aspects of the executive compensation program and individual officers’ compensation, other than their own compensation. Such recommendations include, for example, the design of our annual incentive and equity programs, including business goals, performance targets, and adjustments to senior officers’ compensation based on the CEO’s evaluation of individual performance. We believe that these officers’ input and recommendations are an important part of the Committee’s decision-making process because they are familiar with both our business objectives and each officer’s contributions to the attainment of those objectives.

To assist the Committee in evaluating each senior officer’s overall compensation, each year management provides the Committee with tally sheets. Tally sheets detail a senior officer’s total direct and indirect compensation and assist the Committee in understanding how its compensation decisions may affect the officer’s total compensation for a particular year and in future years.

Role of Compensation Consultants

External consultants provide guidance to management on compensation trends and program designs and bring expertise and an objective perspective to our process for developing proposals for the Committee. In 2009, we engaged Towers Perrin to serve as our primary compensation consultant. In addition to providing us with the market data used to establish our comparator group and benchmark our senior officers’ pay, Towers Perrin also adjusted the survey market data for certain senior officers’ positions to reflect differences between our officers’ responsibilities and the survey job descriptions to which they were compared.

Frederic W. Cook & Co. has served as the Compensation Committee’s independent consultant since 2005. In addition to providing the Committee with its perspective on current trends and other developments in executive compensation, the Cook firm reviews all market data and proposals regarding the compensation of our senior officers presented to the Committee, including market data provided by Towers Perrin. The Cook firm also evaluates proposed compensation plan designs and makes recommendations regarding CEO compensation. To ensure independence in its service to the Committee, the Cook firm does not provide any other services to the company or its management.

Executive Compensation Program

Each senior officer’s total direct compensation is comprised of:

•	Base salary—which provides for a competitive level of fixed pay;

•	An annual incentive award—which provides an opportunity for cash compensation based on company and individual performance for a given year; and

•

A long-term incentive (“LTI”) award—which provides an opportunity for increased compensation based primarily on increases in our stock price and which is designed to focus our leaders on the growth of the company over time.

Consistent with our compensation philosophy, the Committee targets both annual cash compensation (base salary plus target annual cash incentive opportunity) and total direct compensation (annual cash compensation plus target LTI opportunity) at the median of our comparator group.

The Committee believes this is the most appropriate approach for providing our senior officers pay opportunities that are competitive, but it may exercise its judgment and approve compensation that is above or below the comparator group median as it determines appropriate. For example, using the comparator group median as its initial reference point, the Compensation Committee may set components of an officer’s pay above or below the median based on his or her experience in a role, individual performance, and/or future leadership potential.

Salary increases for 2009 would generally have been necessary to keep our senior officers near the comparator group median for targeted annual cash compensation. However, in light of the turbulent macroeconomic environment that existed when the Committee approved 2009 annual cash compensation for senior officers, in February 2009, management did not recommend salary increases for the officers. Nonetheless, to provide the officers with a performance-based opportunity to earn additional cash compensation in 2009, and to keep officers’ targeted annual cash compensation opportunity near the median of the comparator group, the Committee authorized an increase in the officers’ 2009 target annual incentive award opportunity (discussed below) by 10%.

Annual Incentive Awards

Annual incentive awards are payable under our Executive Management Incentive Plan (“MIP”). Each Named Executive Officer’s 2009 MIP target award, which was determined as a percentage of his base salary, is provided in under the caption “Summary of 2009 Direct Compensation Decisions” on page 48.

Each year, the board approves the company’s business plan, after considering relevant economic, industry, and company-specific variables. The Committee sets the performance goals for our annual incentive awards against the business plan because strong performance is required to attain the business plan results in any given year. Accordingly, annual incentive awards are earned based on the achievement of business and individual performance goals that are designed to deliver business results at or above plan levels for the fiscal year.

2009 Performance Goals. The business performance goal set by the Compensation Committee under the MIP for 2009 was based on the company’s operating income (“OI”), the key metric by which we and our shareowners evaluate our overall financial performance. Specifically, the OI goal focuses our senior officers on maximizing revenue growth and minimizing expense. The Committee set the OI performance goal so that performance at 100% of the OI required to attain our business plan would result in an MIP opportunity for our senior officers of 100% of their target MIP award.

In addition to identifying a specific OI target, the Compensation Committee identified a minimum level of performance for OI that had to be met in order to generate any annual incentive award payment. Similarly, a maximum performance level was set so that the annual award payment would be capped for performance above that level. The 2009 minimum, target, and maximum performance and the corresponding award levels for OI were:

	Performance Level (As a % of Target)	Corresponding Award Level (As a % of Target)
Minimum	85%	25%
Target	100%	100%
Maximum	112%	200%

As compared to 2008 performance and award levels, the 2009 levels required a higher performance level to obtain the maximum award (112% vs. 108%) and a lower threshold (85% vs. 91%) to obtain an increased minimum award (25% vs. 10%). The Committee approved these changes to better align our MIP with competitive market practice for annual incentive plans and to reflect the uncertain economic environment and unexpected business challenges that confronted the company when the MIP design was approved in February 2009.

For purposes of calculating business results under the MIP, OI is determined in accordance with financial accounting standards, but then adjusted for various predetermined and/or nonrecurring or unusual items. Adjustments to our 2009 OI results were primarily related to restructuring charges, the financial impact of certain commodity hedges, and currency exchange rate fluctuations.

The annual incentive award an officer earns for business performance is also subject to adjustment by the Compensation Committee based on its evaluation of the officer’s performance against his or her individual goals for the year. The adjustment can range from eliminating the award to providing up to a 30% increase. The officers’ individual goals vary from year to year, but in 2009 included business and financial results, efficiency and effectiveness efforts, and people leadership objectives. While several of the individual goals are shared by all officers, some are specific to an individual executive and his or her area of responsibility. The Compensation Committee’s evaluation of each senior officer’s individual performance includes a review of his or her self-assessment and input from the CEO.

2009 Results and Awards Determination. For 2009, OI performance exceeded the maximum performance level of 112% of the business plan of $1.347 billion. In both North America and Europe, our performance versus plan was positively impacted by continued marketplace execution and significant operating expense reductions through our “ownership cost management” initiatives. In addition, we experienced a moderating cost of goods environment in North America and incremental volume growth in Europe that also contributed to our above-plan performance.

Because OI results exceeded the maximum performance level, the amount each senior officer could earn under the MIP, before the application of any individual performance adjustments, was 200% of his or her target award.

2009 Individual Performance Adjustments. Mr. Brock advised the Committee that each of the other senior officers had demonstrated strong individual performance and exceptional coordination and commitment as a leadership team to deliver outstanding business results during 2009. Based on Mr. Brock’s specific recommendations, and in recognition of their contributions to the company’s business results, the Committee approved MIP increases of 10% to 20% for the senior officers other than Mr. Brock. Separately, in recognition of Mr. Brock’s leadership in a number of areas and his effectiveness in delivering 2009 business results, the Committee approved an increase in Mr. Brock’s MIP of approximately 13%.

Long-Term Incentive Equity Awards

Long-term incentives (“LTI”) are awarded annually and, for 2009, were delivered to senior officers in two forms of equity. Of the total long-term incentive value awarded to each officer, 60% was delivered as performance share units (“PSUs”), and the remaining 40% was delivered as stock options. The Compensation Committee believes that the use of these two forms of equity, and their relative proportions, represents a targeted total LTI value that is consistent with competitive market practices and makes more efficient use of our share reserves than if a larger portion of the award were delivered in stock options. Nonetheless, since stock options provide value only if the price of the company’s stock increases above the closing price on the date the options are granted, the Committee believes their use is important to directly align officer and shareowner interests.

2009 Performance Share Units. PSUs provide our senior officers the opportunity to receive shares of our stock only if both a performance objective and a continued-service requirement are met. Because PSU awards entitle their holders to shares of company stock, the ultimate value of any award earned by an officer is dependent not only on results against the performance objective set by the Committee at the time the PSUs are granted, but also on the trading price of the company’s stock at the conclusion of the service-vesting period. For the 2009 PSU awards, the service-vesting period is 42 months from the grant date.

The performance objective set by the Committee for the 2009 PSUs is the annual growth rate in our adjusted earnings per share (“EPS”) for the 2010 fiscal year over 2009 EPS. For purposes of the PSU awards, our actual EPS is adjusted for various predetermined and/or nonrecurring or unusual items, uses a defined tax rate, and excludes currency fluctuations. As it did in 2008, the Compensation Committee adopted a one-year EPS growth rate objective for the 2009 PSU awards, because it believed that using a longer period would be unrealistic in light of the continuing uncertain economic environment. Reinforcing the long-term incentive nature of these awards, any value realized from the 2009 PSU awards will depend on both the number of shares that are earned based on 2010 EPS results and the performance of our stock during the 42-month service-vesting period.

EPS was retained as the performance goal for the 2009 awards because we continue to believe that, over time, EPS results are the primary driver of our stock price and an accurate indicator of long-term company performance. In setting the specific EPS goals, the Committee considered several factors, including our 2010 business plan, as approved by the board of directors, recent and projected EPS performance for the company and for other leading consumer goods companies, current operating-cost challenges specific to our business, and the global economic outlook for 2010. Based on these factors, the Committee decided that increases (over 2008 levels) in the threshold (from 2% to 3%), target (from 6% to 7%), and maximum (from 10% to 12%) EPS growth rates were appropriate to ensure that 2009 levels were sufficiently challenging.

Based on a 2009 adjusted EPS of $1.60, the minimum, target, and maximum EPS performance goals, and the corresponding award levels set by the Compensation Committee, are:

Annual Growth Rate in EPS—FY 2010 vs. FY 2009		2010 EPS Goals	Percentage of the PSU Target Award Earned
Less than 3%	<	$1.65	0%
Minimum—3%		$1.65	50%
Target—7%		$1.71	100%
Maximum—12%	>=	$1.79	200%

Contingent Modification of 2009 and 2007 PSU Awards. In February 2010, in conjunction with the proposed transactions described in “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Transactions with The Coca-Cola Company” on page 36, the Compensation Committee modified how the earnings per share (“EPS”) performance target for the 2009 PSU awards would be calculated, as well as how the EPS performance target for 2007 PSU awards would be calculated, contingent on the transactions closing prior to December 31, 2010. If the transactions close on or after December 31, 2010, the modifications will have no effect.

These contingent modifications were necessary because the respective EPS definitions used to measure performance under the 2007 and 2009 PSU awards included the company’s 2010 EPS but did not provide adjustments for the financial impact that certain extraordinary items associated with the transactions may have on 2010 EPS. In addition, because the performance periods for the 2007 and 2009 PSU awards included all of calendar year 2010, modifications were necessary to address how performance will be determined under those awards if their performance periods are truncated by the transactions closing prior to December 31, 2010.

2008 Performance Share Units. PSUs were awarded to senior officers in 2008 under generally the same terms as the 2009 PSUs described above, including a one-year performance period and an annual adjusted EPS growth rate performance target. Using 2008 EPS of $1.32, the minimum, target, and maximum EPS performance goals, and the corresponding award levels set by the Compensation Committee for the 2008 PSU awards, were:

Annual Growth Rate in EPS—FY 2009 vs. FY 2008		2009 EPS Goals	Percentage of the PSU Target Award Earned
Less than 2%	<	$1.35	0%
Minimum—2%		$1.35	50%
Target—6%		$1.40	100%
Maximum—10%	>=	$1.45	200%

At its February 2010 meeting, the Committee certified the results for the 2009 performance period. The 2009 adjusted EPS was $1.81, which represents a 37% increase over the 2008 baseline of $1.32. Because the adjusted EPS increase exceeded the 10% maximum performance measure, each of the senior officers received PSUs equal to 200% of their targeted 2008 PSU award. Those PSUs will vest on April 30, 2012, assuming the officers’ continued employment with the company.

Stock Options. Stock options provide senior officers the opportunity to purchase shares of our stock at a price equal to the market price on the day of grant. After the options vest, officers can exercise this purchase right anytime during the term of the option, which is ten years from the day of grant. For the grants awarded in 2009, vesting occurs ratably over three years. Generally, this purchase right is only available while the officers are employed by the company.

Summary of 2009 Direct Compensation Decisions

The following chart summarizes the target direct compensation the Compensation Committee approved for each of our Named Executive Officers in 2009. The chart also illustrates the performance-based nature of our program by showing the extent to which actual direct compensation was considerably higher than target as a result of the above-target cash incentive awards earned under the MIP for 2009 performance.

Name	2009 Annualized Salary	2009 Target MIP Percentage	2009 Target Annual Incentive(1)	2009 LTI Award	Total Target Direct Compensation	Amount Earned Above Target MIP(2)	Total Actual Direct Compensation
John F. Brock	1,150,000	135%	1,552,500	7,000,000	9,702,500	1,947,500	11,650,000
William W. Douglas III	515,000	100%	515,000	1,500,000	2,530,000	618,000	3,148,000
Steven A. Cahillane	650,000	100%	650,000	1,700,000	3,000,000	910,000	3,910,000
Hubert Patricot(3)	544,270	100%	544,270	1,200,000	2,288,540	694,490	2,983,030
John R. Parker, Jr.	485,000	80%	388,000	1,000,000	1,873,000	465,600	2,338,600

(1)        Amounts shown represent target annual incentive award opportunities under the MIP, which are based on the percentage of base salary in the preceding column.

(2)        Amounts shown represent the amount by which the annual incentive award under the MIP was above the target opportunity due to above-target business performance.

(3)        Annualized salary was converted to U.S. dollars from euros based on an average exchange rate for 2008 of 1.471. Amount earned above target was converted to U.S. dollars from euros based on an average exchange rate for 2009 of 1.395.

Executive Benefit Programs

Our senior officers participate in our company-sponsored benefit programs on generally the same basis as other salaried employees in the country in which they are based. These benefits are designed to provide protection against the financial hardship that can result from illness, disability, or death, and to provide retirement income. In addition to these broad-based benefit programs, our senior officers are eligible to participate in the following executive-level benefit programs.

Executive Relocation and International Assignment Benefits Program

Our senior officers are eligible to participate in a formal relocation and international assignment program that provides additional compensation and reimbursements for purposes of facilitating their relocation or international assignment. During 2009, Messrs. Cahillane and Patricot continued to receive trailing payments related to benefits under this program in conjunction with their respective prior assignments in the United Kingdom.

Mr. Cahillane was repatriated to the U.S. during 2008 following his appointment as the President of our North American Group.

Although Mr. Patricot, a French citizen, is headquartered in the United Kingdom, his participation in the international assignment program concluded at the end of 2008. Following the transfer of his employment agreement from our French company to our United Kingdom company, Mr. Patricot was no longer able to participate in certain tax-favorable arrangements in France, and he became solely responsible for certain expenses previously covered by the international assignment program. To mitigate the loss of these benefits, Mr. Patricot’s employment agreement provides for the following additional benefits:

•	An annual allowance of €77,270 to assist with maintaining a temporary residence in London;

•	Reimbursement of the cost of tax preparation assistance;

•	An annual cash payment (net of taxes) equal to the contributions that would have been made on his behalf to certain tax-favorable savings plans had he remained an employee of our French company;

•

Reimbursement of social security contributions in excess of those that would have been payable on gains related to his 2008 LTI awards had it been permissible to make them under our French tax-qualified subplans; and

•	A company car and related allowances, which is a standard benefit for our executives in the United Kingdom.

Executive Severance Program

We maintain an executive severance program that provides transition assistance benefits to officers whose employment is involuntarily terminated without cause, or who are actually or constructively terminated within two years after a change in control of the company. We believe that it is appropriate to provide severance benefits under these circumstances for the following reasons:

•	We generally do not enter into employment agreements or other arrangements with our officers that would provide for post-termination benefits.

•	A severance plan assists in recruiting executives who, without the assurance of separation benefits, may not risk leaving a current employer in order to join our company.

•

The availability of severance benefits upon “termination following a change in control” helps ensure that management acts in the best interests of shareowners if such a change in control is contemplated.

The executive severance program provides for cash payments based on targeted annual cash compensation, accelerated vesting of certain share-based awards, additional pension service credit, and cash benefits based on annual incentive opportunity and in lieu of outplacement and job-search expenses.

The executive severance program also provides for repayment of severance benefits by an officer if, within two years after his or her termination of employment, the board determines that the officer could have been terminated for cause and would not, therefore, have been eligible for severance benefits. Specifically, in such circumstances, an officer would be required to repay any severance benefits already paid and all gains from restricted stock/stock units that vested upon or following his or her termination of employment.

Messrs. Brock and Patricot do not participate in this executive severance program. Mr. Brock’s severance arrangement was negotiated as part of his employment agreement. As is customary for our executives based in the United Kingdom, Mr. Patricot’s employment agreement addresses severance benefits in the event of his involuntary termination and provides for benefits substantially similar to the benefits available to our senior officers under the executive severance program.

The potential severance benefits for our Named Executive Officers are described in detail in the “Potential Payments upon Termination or Change in Control” section that begins on page 63.

Pension Plans

Our senior officers based in the U.S. participate in the company’s tax-qualified defined benefit pension plan on the same terms as all other U.S. salaried employees. However, the Internal Revenue Code (“IRC”) limits the amount of pension benefits that can be accrued under a tax-qualified defined benefit pension plan, which means that certain highly compensated employees cannot accrue benefits based on their total compensation. We provide enhanced pension benefits to our senior officers and other management employees through an executive pension plan to offset the impact of these limits.

Use of Company Aircraft

The company operates aircraft that are used by our senior officers and other members of senior management to conduct company business. For personal security reasons, Mr. Brock is required by the board to use the company aircraft for all air travel, both business and personal. Other senior officers make limited use of the company aircraft for personal travel with the permission of the CEO. When officers, including Mr. Brock, use the company aircraft for personal reasons, the value of that use is reported as income, and they are responsible for the applicable taxes on that income.

Other Compensation Practices

Stock Ownership Policy

Our objective to link compensation to the long-term success of the company is reinforced by our stock ownership policy, which requires that each senior officer acquire and maintain significant levels of company stock, generally within five years of becoming subject to the policy (5x base salary for the CEO and 1x or 3x for other senior officers, depending on their position). The Compensation Committee periodically reviews this policy to ensure that it remains reasonable in light of the design of our long-term incentive program. An officer’s current ownership level, which is reviewed annually, is determined by including shares or share units held or credited under our 401(k) or supplemental savings plans; shares owned by the officer or an immediate family member; 60% of the value of shares underlying in-the money options; and all restricted stock/stock units for which performance conditions to vesting have been met. The stock ownership policy also prohibits any executive from engaging in hedging strategies using puts, calls, or other derivative securities based on the value of the company’s stock.

Equity Award Grant Policies

The Compensation Committee is solely responsible for making or modifying equity awards to our senior officers. The board has delegated authority to the CEO to make and modify equity awards to employees other than senior officers, subject to certain limits.

Our equity grant policy requires the exercise price for stock option grants to be at least equal to the closing market price on the grant date. The “grant date” is defined as the date on which both final approval of a grant has occurred and all of the elements of the grant are known. Our policy also sets forth the procedural and control requirements for granting annual, new hire, and promotional equity awards.

Tax and Accounting Considerations

The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our annual incentive and equity compensation plans and making other compensation decisions. Although we design our plans and programs to be tax-efficient and to minimize compensation expense, these considerations are secondary to meeting the overall objectives of the executive compensation program.

Our emphasis on paying for performance is particularly consistent with the requirements of Section 162(m) of the IRC. Section 162(m) limits the tax deduction available for compensation over $1 million paid to a public company’s CEO and to each of the four other most highly compensated executive officers (other than the CFO) unless such compensation is “performance-based.” To maximize the tax deductibility of our compensation programs, we have designed our annual incentive program and LTI awards to be performance-based. However, the Compensation Committee has the discretion to approve compensation that may not be tax deductible if doing so is consistent with the objectives of our executive compensation program.

Summary Compensation Table

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
John F. Brock	2009	1,150,000	0	6,720,605	2,799,898	3,500,000	1,256,161	125,198	15,551,862
Chairman and Chief Executive Officer	2008	1,144,039	0	3,899,522	2,617,454	147,344	1,070,538	219,745	9,098,642
	2007	1,109,067	0	3,719,221	2,479,979	1,540,859	784,611	343,807	9,977,544

William W. Douglas III	2009	515,000	0	1,440,130	600,166	1,133,000	136,534	9,918	3,834,748
Executive Vice President and Chief Financial Officer	2008	510,462	0	839,610	563,843	47,509	74,166	19,976	2,055,566
	2007	475,248	0	768,925	480,476	511,387	45,809	13,943	2,295,788

Steven A. Cahillane	2009	650,000	0	1,632,758	680,118	1,560,000	55,254	262,618	4,840,748
Executive Vice President and President, North American Group	2008	602,311	500,000	2,960,446	644,392	65,959	32,164	1,338,823	6,144,095

Hubert Patricot	2009	516,150	0	1,152,715	480,238	1,238,760	0	151,445	3,539,308
Executive Vice President and President, European Group	2008	500,847	0	480,198	322,196	484,749	0	1,028,759	2,816,749

John R. Parker, Jr.	2009	485,000	0	960,086	399,760	853,600	387,416	14,051	3,099,913
Senior Vice President and General Counsel

All amounts shown are in U.S. dollars.

(1)        Mr. Patricot’s salary has been converted to U.S. dollars from euros based on the average of the daily exchange rates for calendar year 2009, which was 1.395. The table does not include compensation information for certain prior years for Messrs. Cahillane and Patricot (2007) and Mr. Parker (2007 and 2008) because they were not Named Executive Officers for those years.

(2)        Amounts shown reflect the aggregate fair value of 2009 performance share unit (“PSU”) awards as of their grant date calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The values were calculated using (a) the number of shares that will be awarded under the PSUs if actual performance during the applicable performance period is consistent with the probable performance determined as of the grant date (160% of target award for 2009) and (b) the Black-Scholes valuation model (effectively, the number of shares multiplied by the company’s closing stock price on the grant date). For 2009, the value of the PSU awards at grant date, assuming the highest level of performance (200%) and the closing share price on that date ($19.11), are as follows:

Officer	Value at 200% Performance
John F. Brock	8,400,756
William W. Douglas III	1,800,162
Steven A. Cahillane	2,040,948
Hubert Patricot	1,440,894
John R. Parker, Jr.	1,200,108

Dividend equivalents provided for under the PSU awards were taken into account in determining the fair value of the underlying awards. No assumptions were made regarding the nontransferability for any of the 2009 PSUs. The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)        Amounts shown reflect the aggregate fair value of 2009 stock option awards as of their grant date calculated in accordance with ASC Topic 718. The values were calculated using the Black-Scholes valuation model.

The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(4)        Amounts shown reflect the Named Executive Officers’ total annual incentive earned during 2009 under the Executive Management Incentive Plan (“MIP”). These amounts were approved by the Compensation Committee at its February 11, 2010 meeting and will be paid in March 2010. Amounts shown are not reduced to reflect deferrals, if any, to qualified or nonqualified deferred compensation plans.

(5)        Prior to 2008, our defined benefit pension plans’ measurement dates were September 30. Beginning in 2008, the measurement dates changed to December 31. As a result, the amounts shown for 2008 reflect the annualized change in the actuarial present value of the Named Executive Officers’ accumulated benefit under all defined benefit plans from October 1, 2007 to December 31, 2008.

Mr. Patricot, who is a French citizen, participates in the French social security program. He does not participate in any defined benefit pension plan sponsored by the company or its subsidiaries.

(6)        Amounts shown as “All Other Compensation” include the following for 2009:

Compensation Category	Mr. Brock	Mr. Douglas	Mr. Cahillane	Mr. Patricot	Mr. Parker
Company Contributions to Defined Contribution Plans(a)	$9,117	$6,368	$15,530	—	$11,646
Incremental Cost of Personal Use of Company Aircraft(b)	112,718	—	55,950	—	—
International Assignment Program Payments(c) :
Company-paid taxes	—	—	—	10,851	—
Reimbursement of taxes			73,809	—
Mobility allowance(d)	—	—	—	107,511	—
Shipment of household goods(e)	—	—	61,431	—	—
Other fees/payments(f)	—	—	52,895	33,083	—
Miscellaneous Payments/Benefits(g)	3,363	3,550	3,003	—	2,405

Total	$125,198	$9,918	$262,618	$151,445	$14,051

(a)        Amounts shown for U.S.-based Named Executive Officers reflect aggregate company matching contributions made or credited on their behalf under our 401(k) plan and our nonqualified supplemental savings plan. For 2009, the matching contribution rate for the plans was 50% on combined deferrals of up to 7% of a participant’s salary and annual incentive. No contributions were made to Company-sponsored savings plans on Mr. Patricot’s behalf during 2009; however, pursuant to his employment agreement, he will receive in 2010 a direct payment equal to the amount the company would have contributed to its French profit sharing plans on his behalf had he been eligible to participate in such plans.

(b)        Amounts shown reflect the incremental cost of personal use of company aircraft by the Named Executive Officers during 2009. These amounts were calculated based on the variable operating costs to the company for each flight hour attributed to personal use (as well as any flight hours attributable to empty pick-up or return flights), including fuel costs; labor, parts, and maintenance costs; landing and parking fees; on-board catering costs; and crew expenses during layovers. These per-hour costs were determined by using industry-standard cost-estimating guides, which are updated semi-annually. Because company aircraft are used primarily for business purposes, the amounts provided exclude fixed costs, such as pilot salaries and training and overhead costs associated with our aircraft hangar.

(c)        During 2009, Messrs. Cahillane and Patricot received the benefits shown in accordance with our international assignment program with respect to their previous international assignments. The benefits were calculated using a weighted average monthly exchange rate for the month during which the expense was incurred, in U.S. dollars for Mr. Cahillane and in euros for Mr. Patricot. The average exchange rate used by the company for these purposes was comprised of the average daily exchange rate for all business days in the month immediately preceding the month during which the expenses were incurred.

(d)        Amount shown reflects payments to Mr. Patricot during 2009 of a mobility allowance related to his localization in Great Britain. This amount was paid pursuant to the terms of Mr. Patricot’s employment agreement.

(e)        Amount shown reflects payments by the company on Mr. Cahillane’s behalf related to the shipment of household goods in connection with his relocation to the U.S.

(f)        Amounts shown reflect various international assignment-related payments or reimbursements. For Mr. Patricot, these amounts included auto allowances, relocation expenses, and temporary living expenses. For Mr. Cahillane, these amounts included auto disposal and purchase allowances, dependent education, departure services, storage of household goods, utilities, tax preparation, and temporary living expenses.

(g)        Amounts shown reflect the value of company-paid premiums for coverage under a supplemental long-term disability plan for U.S.-based executives and the actual cost of benefits under our executive physical plan.

Grants of Plan-Based Awards

The following table summarizes the annual incentive and equity awards granted to the Named Executive Officers during 2009. The following paragraphs describe the general terms of these awards; however, the provisions of these awards that apply upon a grantee’s termination of employment under various scenarios are summarized in the “Potential Payments upon Termination or Change in Control” section beginning on page 63.

Incentive Compensation. The company provided an annual cash incentive opportunity to executives under the 2009 Executive Management Incentive Plan (“MIP”). A description of the MIP’s design, relevant performance targets and actual performance, and each Named Executive Officer’s actual 2009 MIP award are provided in the Compensation Discussion and Analysis (“CD&A”) section beginning on page 41.

Annual Stock Option Awards. On November 4, 2009, the Named Executive Officers were awarded stock options with an exercise price of $19.11. These options vest in one-third increments on November 4, 2010, 2011, and 2012. Vested options may be exercised for ten years after the date of grant, assuming continued employment. The Grants of Plan-Based Awards table below shows, for those officers, the number of options granted under their 2009 option awards.

Annual Performance Share Unit Awards. On November 4, 2009, the Named Executive Officers were awarded PSUs, which entitle them to shares of company stock (and hypothetical dividends) if the award’s vesting conditions are satisfied. A description of the 2009 PSU design and relevant performance targets are provided in the CD&A section beginning on page 41. The Grants of Plan-Based Awards table below shows, for those officers, the threshold, target, and maximum number of shares that each may earn under his 2009 PSU award.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
John F. Brock
2009 Executive MIP	2/9/2009	2/9/2009	388,125	1,552,500	4,036,500
2007 Incentive Award Plan (Options)	11/4/2009	10/19/2009							532,300	19.11	2,799,898
2007 Incentive Award Plan (PSUs)	11/4/2009	10/19/2009				109,900	219,800	439,600			6,720,605
William W. Douglas III
2009 Executive MIP	2/9/2009	2/9/2009	128,750	515,000	1,339,000
2007 Incentive Award Plan (Options)	11/4/2009	10/19/2009							114,100	19.11	600,166
2007 Incentive Award Plan (PSUs)	11/4/2009	10/19/2009				23,550	47,100	94,200			1,440,130
Steven A. Cahillane
2009 Executive MIP	2/9/2009	2/9/2009	162,500	650,000	1,690,000
2007 Incentive Award Plan (Options)	11/4/2009	10/19/2009							129,300	19.11	680,118
2007 Incentive Award Plan (PSUs)	11/4/2009	10/19/2009				26,700	53,400	106,800			1,632,758
Hubert Patricot
2009 Executive MIP	2/9/2009	2/9/2009	136,068	544,270	1,415,102
2007 Incentive Award Plan (Options)	11/4/2009	10/19/2009							91,300	19.11	480,238
2007 Incentive Award Plan (PSUs)	11/4/2009	10/19/2009				18,850	37,700	75,400			1,152,715
John R. Parker, Jr.
2009 Executive MIP	2/9/2009	2/9/2009	97,000	388,000	1,008,800
2007 Incentive Award Plan (Options)	11/4/2009	10/19/2009							76,000	19.11	399,760
2007 Incentive Award Plan (PSUs)	11/4/2009	10/19/2009				15,700	31,400	62,800			960,086

(1)        Consistent with the terms of the equity grant policy, at its July 2009 meeting, the Compensation Committee set November 4, 2009 as the date of the annual LTI grant. At its October 2009 meeting, the Committee approved the terms and value of the annual option and PSU awards noted above. These awards were granted under the company’s shareowner-approved 2007 Incentive Award Plan.

(2)        Amounts shown reflect the threshold, target, and maximum awards for business goals under the 2009 MIP, which is described in detail in the CD&A beginning on page 41. For purposes of this table, we have applied an individual performance factor of 1.0 for each officer under the threshold and target incentive amounts so that the incentive amount payable for the minimum and target levels of business performance are described. However, because the maximum incentive amount could have been earned by applying a 1.3 performance factor, this feature of the MIP is reflected in the maximum incentive amount.

Individual performance factors below 1.0 could have reduced each of the amounts to $0. Payments under these awards (the amounts of which are provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table) were approved at the Committee’s February 2010 meeting and will be made in March 2010.

(3)        The amounts shown are the threshold, target, and maximum numbers of shares of company stock that may be earned, based on the extent to which the EPS target goal is met under the 2009 PSU Awards.

(4)        The exercise price of options granted in 2009 is the closing price of the company’s stock on the grant date, as reported in the NYSE Composite Transactions listing.

(5)        The fair value of the PSU awards was determined using the number of shares that would be awarded under the PSUs if actual performance during the performance period reflects the probable outcome of the performance condition as of the grant date (160%) and the Black-Scholes valuation model (effectively the number of shares multiplied by the company’s closing stock price on the grant date).

The fair value of the stock option awards was determined under the Black-Scholes valuation model. Dividend equivalents provided under the PSU awards were taken into account in determining the fair value of the underlying awards. No assumptions were made regarding the nontransferability for any of the 2009 awards.

The valuation assumptions used for determining the amounts discussed in this footnote are provided in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-end

The table below summarizes the Named Executive Officers’ equity awards that were unvested or unexercised, as applicable, as of December 31, 2009.

		Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
John F. Brock
Options	4/25/2006	450,000	(1)			450,000	(1)	20.69	4/25/2016
Options	8/3/2006	255,000						21.79	8/3/2016
Options	10/31/2007	155,533		77,767	(2)			25.81	10/31/2017
Options	10/30/2008	336,866		673,733	(3)			9.82	10/30/2018
Options	11/4/2009			532,300	(4)			19.11	11/4/2019
RSUs	8/3/2006												183,550	(6)	3,891,260
PSUs	10/31/2007												288,200	(7)	6,109,840
PSUs	10/30/2008												794,200	(8)	16,837,040
PSUs	11/4/2009												109,900	(9)	2,329,880

William W. Douglas III
Options	7/26/2004	20,000						25.53	7/26/2014
Options	9/1/2005	40,000						22.31	9/1/2015
Options	8/3/2006	70,025						21.79	8/3/2016
Options	10/31/2007	30,133		15,067	(2)			25.81	10/31/2017
Options	10/30/2008			145,134	(3)			9.82	10/30/2018
Options	11/4/2009			114,100	(4)			19.11	11/4/2019
Restricted Stock	7/26/2004												7,000	(10)	148,400
Restricted Stock	9/1/2005									26,000	(11)	551,200	26,000	(11)	551,200
RSUs	8/3/2006												50,525	(6)	1,071,130
RSUs	5/1/2007												2,547	(12)	53,996
PSUs	10/31/2007												55,800	(7)	1,182,960
PSUs	10/30/2008												171,000	(8)	3,625,200
PSUs	11/4/2009												23,550	(9)	499,260

Steven A. Cahillane
Options	10/1/2007			225,000	(5)			24.59	10/1/2017
Options	10/31/2007	30,133		15,067	(2)			25.81	10/31/2017
Options	10/30/2008	82,933		165,867	(3)			9.82	10/30/2018
Options	11/4/2009			129,300	(4)			19.11	11/4/2019
RSUs	9/2/2008									113,125	(13)	2,398,250
PSUs	10/31/2007												55,800	(7)	1,182,960
PSUs	10/30/2008												195,600	(8)	4,146,720
PSUs	11/4/2009												26,700	(9)	566,040

Hubert Patricot
Options	1/14/2000	1,629						21.25	1/14/2010
Options	1/14/2000	5,000						21.25	1/14/2010
Options	1/14/2000	5,000						24.44	1/14/2010
Options	1/14/2000	5,000						28.10	1/14/2010
Options	1/14/2000	5,000						32.32	1/14/2010
Options	1/14/2000	5,000						37.17	1/14/2010
Options	1/17/2001	14,000						17.28	1/17/2011
Options	2/13/2002	12,000						16.61	2/13/2012
Options	2/3/2003	17,000						21.95	2/3/2013
Options	2/26/2004	17,500						23.61	2/26/2014
Options	9/1/2005	10,000						22.31	9/1/2015
Options	8/3/2006	10,500						21.79	8/3/2016
Options	10/31/2007	5,866		2,934	(2)			25.81	10/31/2017
Options	10/30/2008	41,466		82,934	(3)			9.82	10/30/2018
Options	11/4/2009			91,300	(4)			19.11	11/4/2019
RSUs	9/1/2005												2,500	(11)	53,000
RSUs	8/3/2006												6,490	(6)	137,588
RSUs	11/1/2007												30,000	(14)	636,000
PSUs	10/31/2007												9,200	(7)	195,040
PSUs	10/30/2008												97,800	(8)	2,073,360
PSUs	11/4/2009												18,850	(9)	399,620

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

John R. Parker, Jr.
Options	1/14/2000	8,743				21.25	1/14/2010
Options	1/2/2001	15,200				18.66	1/2/2011
Options	1/2/2001	15,200				20.52	1/2/2011
Options	1/2/2001	15,200				22.57	1/2/2011
Options	1/2/2001	15,200				24.83	1/2/2011
Options	1/2/2001	15,200				27.31	1/2/2011
Options	2/1/2002	52,600				16.11	2/1/2012
Options	2/17/2003	50,000				20.80	2/3/2013
Options	2/26/2004	50,000				23.61	2/26/2014
Options	9/1/2005	40,000				22.31	9/1/2015
Options	8/3/2006	17,000				21.79	8/3/2016
Options	10/31/2007	17,533	8,767	(2)		25.81	10/31/2017
Options	10/30/2008		93,267	(3)		9.82	10/30/2018
Options	11/4/2009		76,000	(4)		19.11	11/4/2019
Restricted Stock	9/1/2005							6,000	(11)	127,200	6,000	(11)	127,200
RSUs	8/3/2006										12,250	(6)	259,700
RSUs	5/1/2007										6,932	(12)	146,958
PSUs	10/31/2007										32,600	(7)	691,120
PSUs	10/30/2008										110,000	(8)	2,332,000
PSUs	11/4/2009										15,700	(9)	332,840

Footnotes for Outstanding Equity Awards Table:

Footnote/Type of Grant	Grant Date	Vesting Rate	Vesting Dates		Conditions
(1) Performance-based stock options	4/25/2006	33 1/3% per year	4/25/2007 4/25/2008 4/25/2009

•    Performance criteria previously satisfied with respect to one-half of each vesting tranche

•    Other one-half of each vesting tranche becomes exercisable only if the company’s average share price increases to $31.035 (50% over the grant date share price)

•    If the respective share-price-increase requirements are not satisfied prior to the expiration of the options, the applicable number of options will be forfeited

(2) Service-based stock options	10/31/2007	33 1/3% per year	10/31/2008 10/31/2009 10/31/2010		• Continued employment through vesting date required

(3) Service-based stock options	10/30/2008	33 1/3% per year	10/30/2009 10/30/2010 10/30/2011		• Continued employment through vesting date required

(4) Service-based stock options	11/4/2009	33 1/3 % per year	11/4/2010 11/4/2011 11/4/2012		• Continued employment through vesting date required

(5) Service-based stock options	10/1/2007	100% at vesting date	10/1/2010		• Continued employment through vesting date required

(6) Performance-based restricted stock units	8/3/2006	N/A	8/3/2010		• RSUs vest only if the company’s average share price increases by at least 25% (to $27.2375) over the grant date share price of $21.79 for at least 20 consecutive trading days by 8/3/2011
• If the share-price-increase requirement is not satisfied, the RSUs will be forfeited
• Continued employment through 8/3/2010 required
(7) Performance share units	10/31/2007	N/A	4/30/2011

•    Maximum number of shares of stock to be issued based on assumed performance at or above 200% of target for the performance period of 1/1/2008 through 12/31/2010 (actual number of shares awarded may vary from this amount based on actual company performance)

• Continued employment through 4/30/2011 required
(8) Performance share units	10/30/2008	N/A	4/30/2012		• Maximum number of shares of stock to be issued based on actual performance for the performance period of 1/1/2009 through 12/31/2009
• Continued employment through 4/30/2012 required
(9) Performance share units	11/4/2009	N/A	4/30/2013

•    Number of shares of stock to be issued based on assumed threshold performance of 50% of target for the performance period of 1/1/2010 through 12/31/2010 (actual number of shares awarded may vary from this amount based on actual company performance)

• Continued employment through 4/30/2013 required
(10) Performance-based restricted stock	7/26/2004	N/A	2/26/2009

•    Stock vests only if the company’s average share price increases by at least 10% (to $28.0775) over the grant date share price of $25.5250 for at least 20 consecutive trading days, prior to the executive’s termination of employment

• Service condition previously satisfied
(11) Performance-based restricted stock	9/1/2005	N/A	9/1/2010 (Messrs. Douglas and Parker	)	• Performance criteria with respect to one-half of the award previously satisfied

•    Other one-half of award vests only if the company’s average share price increases to $26.766 (20% over the grant date share price of $22.305) for at least 20 consecutive trading days, prior to the executive’s termination of employment

• Messrs. Douglas and Parker must continue employment through 9/1/2010; Mr. Patricot previously satisfied the service requirement
(12) Performance-based restricted stock units	5/1/2007	N/A	5/1/2008 5/1/2009		• RSUs vest only if the company’s average share price increases to $27.55 (25% over the grant date share price of $22.04) for at least 20 consecutive trading days by 5/1/2012
• If the share-price-increase requirement is not satisfied, the RSUs will be forfeited
• Continued employment required through date that performance requirement is satisfied
(13) Service-based restricted stock units	9/2/2008	100% at vesting date	9/2/2011		• Continued employment through 9/2/2011 required

(14) Performance-based restricted stock units	11/1/2007	100% at vesting date	11/1/2012		• RSUs vest only if the company’s share price reaches $30.00 by 11/1/2012
• Continued employment through 11/1/2011 required

Option Exercises and Stock Vested

During 2009, the Named Executive Officers had restricted stock vest and exercised options as noted in the table below.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John F. Brock	—	—	—	—
William W. Douglas III	72,566	738,722	25,000	495,625
Steven A. Cahillane	—	—	—	—
Hubert Patricot	—	—	7,500	111,013
John R. Parker, Jr.	63,633	477,575	115,000	1,403,575

Pension Benefits

Our Named Executive Officers, other than Mr. Patricot, participate in the U.S. defined benefit pension program described below. Mr. Patricot, who is a French citizen and participates in the French social security program, does not participate in a defined benefit pension program sponsored by the Company (or its subsidiaries).

Employees’ Pension Plan

The Coca-Cola Enterprises Employees’ Pension Plan (the “Pension Plan”) is a tax-qualified defined benefit pension plan, which provides basic pension benefits for substantially all of the company’s U.S. employees (excluding certain employees covered by collective bargaining agreements). The material terms of the Pension Plan are described below.

Benefit Formula. The Pension Plan provides for an annual benefit (expressed as a life annuity payable at normal retirement age) equal to 1.15% of a participant’s final average earnings multiplied by his or her number of years of benefit service. “Benefit service” is defined as each month of service in which the participant receives compensation from the company, as well as any service that was credited under a plan that was merged into the Pension Plan. “Final average earnings” is the highest average compensation received by the participant during three consecutive calendar years out of his or her last 10 years of employment. Covered compensation under the Pension Plan includes salary and annual incentives.

Vesting. A participant’s benefit under the Pension Plan is not vested until he or she has five years of vesting service or attains age 65. A year of “vesting service” is any calendar year in which a participant receives pay in at least six months. Vesting credit is also earned for service with any other Coca-Cola bottler, The Coca-Cola Company, or other related companies.

Normal Retirement. A retired participant may begin receiving his or her normal retirement benefits at normal retirement age. A participant’s normal retirement age under the Pension Plan is based on the year in which he or she was born, as follows: before 1938—age 65; between 1938 and 1954—age 66; and after 1954—age 67. None of the Named Executive Officers had reached normal retirement age by December 31, 2009.

Early Retirement. A retired participant who is age 55 may begin receiving Pension Plan benefits that are reduced by 6.67% for each of the first five years, and 3.34% for each additional year, that a participant’s benefit commencement date precedes his or her normal retirement date. Mr. Parker is the only Named Executive Officer who was eligible during 2009 to retire and receive an early retirement benefit under the Pension Plan.

Forms of Benefit Payment. The Pension Plan’s normal retirement benefit for an unmarried participant is a single life annuity. The normal form of benefit for a married participant is an annuity paid to the participant for the remainder of his or her life, with payments equal to 50% of the amount that was being paid to the participant paid to the participant’s surviving spouse for the remainder of his or her life. In lieu of the normal form of benefit, the participant may elect from among other annuity forms of benefit that are intended to be actuarially equivalent to a normal retirement benefit.

Plan Design Change. The committee approved, during 2009, changing the design of the Pension Plan, effective January 1, 2011, to provide an account-based, cash balance benefit. Pension benefits accrued after 2010 would be in accordance with the new plan design.

Executive Pension Plan

The Coca-Cola Enterprises Executive Pension Plan (the “Executive Pension Plan”) is a nonqualified defined benefit pension plan designed to provide enhanced pension benefits to certain management employees, including benefits that cannot be provided under the Pension Plan due to IRC limits on qualified plans. Except as noted below, the material terms of the Executive Pension Plan are the same as those of the Pension Plan.

Benefit Formula. The Executive Pension Plan provides a benefit equal to the participant’s years of benefit service multiplied by:

•	1.15% of final average earnings (the Pension Plan formula), plus

•

0.25% of the portion of final average earnings that exceeds the Social Security wage base in effect for the year in which the participant terminates employment (which was $106,800 in 2009 and will be again for 2010).

This benefit amount is then reduced by the participant’s Pension Plan benefit.

Benefit service is determined in the same manner as under the Pension Plan, except that the company may grant additional service, as described below. In certain severance situations, participants are also credited with benefit service equal to the number of months, if any, used to calculate their severance payments (but such severance payments are not included for purposes of determining final average earnings).

The maximum annual combined benefit amount under the Pension and Executive Pension Plans is three times the annual benefit limit under the Pension Plan for the year the executive begins receiving his or her pension benefits. For 2009, the maximum annual benefit under the two plans was $585,000; for 2010, the maximum benefit will again be $585,000.

Final Average Earnings. A participant’s final average earnings amount is calculated in the same manner as for the Pension Plan, except that considered compensation includes:

•	compensation above the limits under the Pension Plan that are imposed by law; and

•	any salary or annual incentives deferred by the participant under any company-sponsored nonqualified deferred compensation plan.

Normal Retirement. Benefits under the Executive Pension Plan are payable at age 65, which is sooner than the Pension Plan normal retirement age for participants born after 1937. None of the Named Executive Officers had reached the Executive Pension Plan’s normal retirement age by December 31, 2009.

Early Retirement. If a participant retires after attaining age 55, but before attaining age 65, his or her Executive Pension Plan benefit will be reduced by 1.5% for each of the first five years, and 5% for each additional year, that his or her benefit commencement date precedes his or her 65th birthday. Mr. Parker is the only Named Executive Officer who was eligible during 2009 to retire and receive an early retirement benefit under the Executive Pension Plan.

Form and Timing of Benefit Payment. Benefits under the Executive Pension Plan are generally paid (or begin, in the case of installment payments) as of the first of the month (or, for certain officers, six months) following an executive’s separation from service with the company. Participants whose Executive Pension Plan benefit at the time of their separation is less than $250,000 will receive a lump-sum payment, and participants whose benefit is $250,000 or more will receive their benefit in 10 equal annual installments. In accordance with final regulations issued under IRC Section 409A, active participants were allowed to make an irrevocable election during 2008 to receive their benefits in a lump sum upon separation, regardless of the present value.

Grants of Additional Service Credit. The Executive Pension Plan permits additional years of benefit and/or vesting service to be credited to participants, but only the Compensation Committee may approve additional service credit to a senior officer. As noted in the table below, Mr. Brock is the only Named Executive Officer who has been granted additional years of benefit and/or vesting service under the Executive Pension Plan, as required by the terms of his employment agreement.

The table below shows the present value of the accumulated benefits payable to each of the Named Executive Officers, together with the number of years of benefit service credited to each officer, under the Pension and the Executive Pension Plans as of December 31, 2009. These values were determined using interest rate and mortality assumptions consistent with those used in determining the aggregate pension obligations disclosed in the company’s financial statements. None of the Named Executive Officers received payments under these plans during 2009.

Pension Benefits
Name	Plan Name(1)	Number of Years Credited Service (#)(2)		Present Value of Accumulated Benefit ($)(2),(3)

John F. Brock	Employees’ Pension Plan	3.7500	(4)	86,234
	Executive Pension Plan	11.2500	(5)	3,353,587

	Total			3,439,821

William W. Douglas III	Employees’ Pension Plan	5.5000		57,301
	Executive Pension Plan	5.5000		268,475

	Total			325,776

Steven A. Cahillane	Employees’ Pension Plan	2.2500		18,454
	Executive Pension Plan	2.2500		77,005

	Total			95,459

John R. Parker, Jr.	Employees’ Pension Plan	13.2500		260,425
	Executive Pension Plan	13.2500		995,554

	Total			1,255,979

(1)        The accrued benefit was allocated between the Pension Plan and the Executive Pension Plan using IRC limits applicable to the Pension Plan that were in effect in 2009.

(2)        Credited service and present value of accumulated benefit amounts were determined as of December 31, 2009, which was the pension plan measurement date for financial statement reporting purposes.

(3)        The present values of accumulated benefits were determined by using a discount rate of 5.875%, a lump-sum interest rate of 3.875%, and the 2009 mortality table for lump sums prescribed by the Pension Protection Act of 2006 and by reducing benefits under the Pension Plan to age 65 using the Pension Plan’s early retirement reduction factors. These assumptions, among others, were used for determining our year-end U.S. pension plan obligations, which are included in the company’s aggregate pension obligations, as disclosed in Note 9 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(4)        Mr. Brock will not be vested in his benefit under the Pension Plan until June 2010. He will become vested in his benefit under the Executive Pension Plan in April 2011 or upon his earlier death, disability, or termination of employment under conditions that make him eligible for severance benefits under the terms of his employment agreement.

(5)        Pursuant to the terms of his employment agreement, Mr. Brock began participating in the Executive Pension Plan upon his employment with the company. If he completes five years of actual service, Mr. Brock will be awarded two additional years of benefit service under the Executive Pension Plan for each of his first five years of actual service. If he does not complete five years of service as a result of his death, disability, or termination of employment under conditions that make him eligible for severance benefits under the terms of his employment agreement, he will be awarded two additional months of benefit service under the Executive Pension Plan for each month of actual service, and his benefit under that plan will be vested at that time. This additional service increased the present value of Mr. Brock’s accumulated benefit under the Executive Pension Plan as of December 31, 2009 by $2,304,012.

Nonqualified Deferred Compensation

The company’s nonqualified supplemental savings plan (the “Supplemental Plan”) allows participants to defer the receipt and taxation of up to 70% of their regular pay and annual incentive awards.

Matching Contributions. A participant’s Supplemental Plan contributions are credited with company matching contributions, but only to the extent that the participant contributions would have been matched under the company’s 401(k) plan absent the IRC limit on participant contributions ($16,500 for 2009).

Forms of Benefit. A participant may receive Supplemental Plan distributions only following his or her separation from service with the company or in a designated year following separation. The distribution is paid as a lump-sum or in installments, according to the participant’s election.

Summary Table for Nonqualified Deferred Compensation. The table below summarizes the Supplemental Plan contributions made by the Named Executive Officers and the company during 2009. The table also shows the aggregate earnings credited to the executives’ Supplemental Plan accounts during 2009, as well as the executives’ aggregate balances under the Supplemental Plan as of December 31, 2009. None of the Named Executive Officers received payments under the Supplemental Plan during 2009.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
John F. Brock	134,102	2,243	362,474	3,255,966
William W. Douglas III	14,848	2,243	55,101	264,199
Steven A. Cahillane	126,381	15,530	133,383	599,204
Hubert Patricot(5)	—	—	9,345	142,727
John R. Parker, Jr.	121,623	7,475	277,565	1,330,966

(1)        Contribution amounts that relate to an executive’s deferrals from salary are included in the “Salary” column of the Summary Compensation Table on page 52. Contribution amounts that relate to deferrals of annual incentives are included in the 2008 row of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)        All company matching contributions shown are included in the “All Other Compensation” column of the Summary Compensation Table.

(3)        A participant’s account under the Supplemental Plan is deemed to be invested in the hypothetical investment options selected by the participant from among the investment options available under the company’s 401(k) plan. The account is credited with gains or losses actually experienced by the selected hypothetical investments. Accordingly, the Supplemental Plan does not credit above-market or preferential earnings on nonqualified deferred compensation.

(4)        Amounts shown include 2009 executive and company contributions and associated earnings, as well as deferrals of salary, bonus, and annual incentives (together with associated earnings) from prior years’ participation in the Supplemental Plan.

(5)        Amounts shown for Mr. Patricot reflect his 2009 earnings and December 31, 2009 account balance under our French profit sharing plan (as converted from euros to U.S. dollars using an average 2009 exchange rate of 1.395). In light of his relocation to Great Britain, he was not eligible to participate in the profit sharing plan during 2009. Pursuant to the terms of his employment agreement, the company will pay to him directly in 2010 an amount equal to the contribution the company would have made on his behalf had his eligibility for participation in such plan continued in 2009.

Potential Payments upon Termination or Change in Control

The discussion and tables below reflect the estimated amount of additional compensation and benefits that would be paid or accrue to each of the Named Executive Officers in the event of the following hypothetical scenarios, if applicable:

•	a change in control of the company (without a corresponding termination of the executive’s employment);

•	involuntary or constructive (“good reason”) termination;

•	voluntary termination;

•	termination within two years following a change in control;

•	disability; and

•	death.

The following paragraphs describe the termination-related provisions of the arrangements that would be implicated if a Named Executive Officer’s employment were to terminate under one of the events listed above.

Executive Severance Plan

The Compensation Committee has, since 2007, maintained an executive severance plan (the “Severance Plan”). The Severance Plan provides severance pay and benefits to eligible U.S.-based officers and management employees in cases of involuntary termination without “cause” or voluntary termination for “good reason” within 24 months following a “change in control” (as such terms are defined in the Severance Plan). An executive’s receipt of severance payments or benefits under the Severance Plan is conditioned upon his or her execution of a release of claims and non-competition agreement.

Severance Pay. The Severance Plan provides for the following cash payments:

•	A payment based on the executive’s years of service with the company or related companies, as follows:

Years of Service	Severance Pay Equal to
10 or more	2 years of salary and 2 annual incentive awards (at 100% of current target)
At least 2, but less than 10	1 1/2 years of salary and 1 1/2 annual incentive awards (at 100% of current target)
Less than 2	1 year of salary and 1 annual incentive award (at 100% of current target)

•

A payment equal to 100% of the annual incentive (based on actual performance results and pro-rated based on the executive’s actual period of service during the year of his or her termination) that would have been payable for the year of his or her termination

•	If the executive participated in the company’s medical plan at the time of termination, a payment of $30,000 to mitigate the cost of future health benefit coverage

•	A payment (for senior officers, $75,000) to assist with the cost of outplacement services

Treatment of Restricted Stock, Restricted Stock Units, and Performance Share Units. Any service-based vesting condition on an executive’s restricted stock or stock units will be waived if the performance conditions to vesting have been met as of the date of the executive’s termination. For restricted stock/stock units or performance share units for which performance conditions to vesting have not been met, the service conditions will be waived pro-rata, based on the number of months between the grant date and the executive’s termination date. Any performance-based vesting condition on such awards must still be satisfied within the original service period, unless a different period is specified for severance terminations in the award document.

Messrs. Brock’s and Patricot’s Employment Agreements

Messrs. Brock and Patricot are the only Named Executive Officers with employment agreements.

Mr. Brock

Mr. Brock’s agreement provides that upon his involuntary termination without cause or voluntary termination for good reason within two years following a change in control, his unvested stock options will become immediately vested and be exercisable for five years or until the options’ expiration dates, whichever is earlier. The agreement also provides that upon Mr. Brock’s involuntary termination without cause or voluntary termination for good reason during his first five years of employment:

•

he will receive severance benefits equal to two years of salary and two annual incentive awards (at target) (these severance benefits are subject to a pro-rata reduction for each month between the fifth and seventh years of his employment);

•	he will receive an amount intended to approximate the difference between the cost of health coverage under COBRA and the cost of active-employee coverage under the company’s health plan;

•	he will vest in his benefit under the Executive Pension Plan and receive an additional two months of service credit for each month of actual service;

•

his 2006 and 2007 restricted stock/performance share units are subject to pro-rata vesting (based on the number of months that have elapsed during the vesting period, plus an additional twenty-four months); and

•

his 2006 and 2007 stock options will be vested to the extent that the service conditions would have been met within the twenty-four months following his termination, and the vested options may be exercised for prescribed time periods (which vary, based on termination event).

Additionally, the following post-termination terms apply to Mr. Brock’s April 25, 2006 stock option award that was granted upon his becoming our CEO:

Termination Event	Conditions/Time Limits
Death, disability, or retirement after 5 years of service with the company	• Unvested options will vest if performance conditions are met within 5 years from date of termination • Vested options may be exercised until April 25, 2016

Termination with severance benefits

•    Unvested options will vest if performance conditions are met within the later of 3 years from termination date or 5 years from grant date

•    Vested options may be exercised until the earlier of 5 years from termination date or April 25, 2016

Voluntary termination without severance benefits

•    Options for which service conditions have not been met will be forfeited

•    Options for which service conditions have been met: 1 year from termination date to meet 25% price appreciation condition and 2 years from termination date to meet 50% price appreciation condition

•    Vested options remain exercisable until earlier of 3 years from termination date or April 25, 2016

Termination for cause	• Unvested options will be forfeited and unexercised, vested options will expire on date of termination

If Mr. Brock is terminated involuntarily without “cause” or terminates his employment for “good reason” within two years following a change in control, any unvested 2006 and 2007 stock options will vest immediately and become exercisable until the earlier of five years following the change in control or the end of the options’ ten-year term, and any unvested restricted stock will vest immediately.

Mr. Patricot

Mr. Patricot’s agreement provides that upon his involuntary termination without cause:

•	he will receive severance benefits equal to two years of salary and two annual incentive awards (at 100% of current target);

•	his 2005, 2006, and 2007 restricted stock/performance share units will vest; and

•

his 2005, 2006, and 2007 restricted stock/performance share units that have not yet met performance conditions will vest on a pro rata basis, only if the conditions are met within the periods specified in the awards.

The following tables describe the termination provisions of the long-term incentive awards of our Named Executive Officers. Mr. Patricot’s awards were granted in either France or the United Kingdom, and his termination provisions vary slightly, as noted within the tables.

Stock Option Awards

Post-2005 Awards. The 2006 through 2009 annual stock option awards to our Named Executive Officers provide for the following treatment:

Termination Event	Vesting Treatment of Unvested Options	Vested Options Exercise Period (After Date of Termination)
Involuntary termination without cause or voluntary termination with good reason (“Severance Termination”) within two years after a change in control	100% vesting	Option expiration date

Severance Termination	Vested to the extent they would have been had the grantee remained employed for two years following his actual termination date	- 24 months after termination - Mr. Patricot’s 2006 award: forfeiture

Death or disability	100% vesting	- 36 months after death or termination due to disability - Mr. Patricot: 6 months after death; 36 months after termination due to disability

Retirement at or after age 55 (Mr. Patricot: age 62) with at least 5 years of service for 2006 and 2007 awards	Forfeiture	48 months after termination

Retirement at or after age 55 (Mr. Patricot: age 65) with at least 5 years of service for 2008 and 2009 awards (“Rule of 60 Retirement”)	100% vesting	- 48 months after termination - Mr. Patricot: 36 months after termination

Retirement at or after age 55 with at least 5 years of service if the sum of age and years of service is at least 75 (“Rule of 75 Retirement”) for 2006 and 2007 awards	100% vesting	48 months after termination

Other	Forfeiture	6 months after termination

Pre-2006 Awards. Stock option awards that were granted prior to 2006 generally provide for the following treatment:

Event	Vesting Treatment of Unvested Options	Vested Options Exercise Period (After Date of Termination)
Change in control	100% vesting	Option expiration date

Death, disability, or Rule of 75 Retirement	100% vesting	60 months

Rule of 60 Retirement (Mr. Patricot: Retirement defined as termination on or after age 60)	Forfeiture	60 months (36 months for 2000 awards)

Rule of 75 Retirement	100% vesting	60 months (36 months for 2000 awards)

Other	Forfeiture	6 months

Restricted Stock, Restricted Stock Unit, and Performance Share Unit Awards

Performance Share Unit Awards. If a senior officer’s employment with the company or an affiliated company terminates before his or her 2007 through 2009 performance share unit awards have vested, the following terms apply:

2009 PSU Award

Termination Event	Applicable Terms
Severance Termination or Rule of 60 Retirement before July 1, 2010	PSUs forfeited on the termination date

Severance Termination or Rule of 60 Retirement on or after July 1, 2010 and before January 1, 2011	PSU service condition waived pro-rata, based on target performance

Severance Termination on or after January 1, 2011	PSU service condition waived on a pro-rata portion of the award, based on actual performance

Rule of 60 Retirement on or after January 1, 2011 and before November 4, 2011	PSU service condition waived on a pro-rata portion of the award, based on actual performance

Rule of 60 Retirement on or after November 4, 2011	PSU service condition waived on 100% of the award, based on actual performance

Prior to January 1, 2011, death, disability or termination without cause within two years following a change in control	PSU service condition waived on 100% of the award, based on target performance

On or after January 1, 2011, death, disability, or termination without cause within two years following a change in control	PSU service condition waived on 100% of the award, based on actual performance

Other	PSUs forfeited on the termination date

2008 PSU Award

Termination Event	Applicable Terms
Severance Termination or Rule of 60 Retirement before July 1, 2009	PSUs forfeited on the termination date

Severance Termination or Rule of 60 Retirement on or after July 1, 2009 and before January 1, 2010 (Mr. Patricot: Retirement is defined as age 65)	PSU service condition waived pro-rata, based on target performance

Severance Termination on or after January 1, 2010	PSU service condition waived on a pro-rata portion of the award, based on actual performance

Rule of 60 Retirement on or after January 1, 2010 and before October 30, 2010 (Mr. Patricot: Retirement is defined as age 65)	PSU service condition waived on a pro-rata portion of the award, based on actual performance

Rule of 60 Retirement on or after October 30, 2010 (Mr. Patricot: Retirement is defined as age 65)	PSU service condition waived on a 100% of the award, based on actual performance

Prior to January 1, 2010, death, disability or termination without cause within two years following a change in control	PSU service condition waived on 100% of the award, based on target performance

On or after January 1, 2010, death, disability or termination without cause within two years following a change in control	PSU service condition waived on 100% of the award, based on actual performance

Other	PSUs forfeited on the termination date

2007 PSU Award

Termination Event	Applicable Terms
Disability or Rule of 75 Retirement before April 30, 2011

PSUs for which service conditions waived (100% for disability; pro-rata for Rule of 75 Retirement) will vest immediately if the performance condition has been met, or on such later date as the performance condition is met

(Mr. Patricot receives this treatment for disability only.)

Prior to January 1, 2011, death, or termination without cause within two years following a change in control	100% of target PSUs immediately vested

After December 31, 2010, death, or termination without cause within two years following a change in control	100% of PSUs earned immediately vested

Reasons other than death, disability, Rule of 75 Retirement, or termination without cause within two years following a change in control	PSUs forfeited on the termination date

2006-2008 Restricted Stock Unit Awards. Based on the terms of the Executive Severance Plan or restricted stock unit award document, as applicable, if a senior officer’s employment with the company or an affiliated company terminates before his or her 2006, 2007, or 2008 restricted stock unit awards have vested, the following terms apply:

Termination Event	Applicable Terms
Death, disability, or Rule of 75 Retirement (for 2008 awards – Rule of 60 Retirement) before the service condition is met	RSUs for which service conditions waived (100% for death and disability; pro-rata for Retirement) will vest immediately if the performance condition has been met, or on such later date that the performance condition is met. (Mr. Patricot receives this treatment for death and disability only.)

Death, disability, or Rule of 75 Retirement after the service condition is met	100% of RSUs will vest on the date the performance condition is met. (Mr. Patricot receives this treatment for death and disability only.)

Severance Termination	100% of RSUs will vest if performance conditions have been met as of the termination date; otherwise, RSUs will vest pro-rata if performance conditions are met within the specified period. 100% of RSUs will vest if award is not subject to performance conditions. (Mr. Patricot – not applicable)

Severance Termination within two years of a change in control	100% of RSUs will vest regardless of whether the performance conditions have been waived.

Reasons other than death, disability, Severance Termination, or Rule of 75 Retirement	RSUs will be forfeited on the termination date.

Pre-2006 Awards. Restricted stock and restricted stock unit awards that were granted after 2003 and prior to 2006 generally provide that the stock or units vest, and any otherwise applicable performance conditions are deemed to have been satisfied, upon a change in control of the company or the grantee’s death or disability.

Termination Scenario Summary Tables

The amounts shown in the table below assume that the specified hypothetical triggering event (termination or change in control, as applicable) occurred on December 31, 2009.

Values shown in the table and footnotes below are based on the closing price of the company’s stock on December 31, 2009, which was $21.20. The amounts shown reflect only the additional payments or benefits that a Named Executive Officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested, absent the triggering event. Other relevant assumptions and explanations are provided in the footnotes following the table.

Named Executive Officer	Payment Type	Involuntary/ Constructive Termination		Change of Control (w/o Termination)	Termination within 2 Years of Change in Control Retirement (Involuntary or “Good Reason” Termination Required)		Rule of 60/75 Retirement	Death		Disability
John F. Brock	Cash	$5,413,291	(1)	$0	$5,413,291	(1)	$0	$0		$0
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(2)	$5,613,469		$0	$28,442,980		$0	$24,551,720		$21,496,800
	Intrinsic Value of Options after Vesting Acceleration(2)	$8,408,763		$0	$9,009,100		$0	$9,009,100		$9,009,100
	Additional Pension Benefit Accrual	$4,292,735	(3)	$0	$4,292,735	(3)	$0	$4,292,735	(3)	$4,292,735	(3)

	Total	$23,728,258		$0	$47,158,106		$0	$37,853,555		$34,798,635

William W. Douglas III	Cash	$2,165,000	(4)	$0	$2,165,000	(4)	$0	$0		$0
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(2)	$1,759,842		$1,250,800	$7,591,126		$0	$6,466,000		$5,874,520
	Intrinsic Value of Options after Vesting Acceleration(2)	$1,810,595		$0	$1,890,086		$0	$1,890,086		$1,890,086
	Additional Pension Benefit Accrual	$208,530	(5)	$0	$208,530	(5)	$0	$0		$0

	Total	$5,943,967		$1,250,800	$11,854,742		$0	$8,356,086		$7,764,606

Steven Cahillane	Cash	$2,055,000	(4)	$0	$2,055,000	(4)	$0	$0		$0
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(2)	$3,815,904		$0	$8,268,530		$0	$8,268,530		$7,677,050
	Intrinsic Value of Options after Vesting Acceleration(2)	$2,067,721		$0	$2,157,800		$0	$2,157,800		$2,157,800
	Additional Pension Benefit Accrual	$275,409	(5)	$0	$275,409	(5)	$0	$0		$0

	Total	$8,214,034		$0	$12,756,739		$0	$10,426,330		$9,834,850

Hubert Patricot	Cash	$2,064,600		$0	$2,064,600		$0	$0		$0
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(2)	$691,258		$53,000	$3,796,708		$0	$3,796,708		$2,925,600
	Intrinsic Value of Options after Vesting Acceleration(2)	$1,070,991		$0	$1,134,598		$0	$1,134,598		$1,134,598
	Additional Pension Benefit Accrual	$0		$0	$0		$0	$0		$0

	Total	$3,826,849		$53,000	$6,995,906		$0	$4,931,306		$4,060,198

John R. Parker, Jr.	Cash	$1,851,000	(4)	$0	$1,851,000	(4)	$0	$0		$0
	Intrinsic Value of RSUs/PSUs after Vesting Acceleration(2)	$904,689		$254,400	$4,004,298		$777,489	$3,597,640		$3,252,080
	Intrinsic Value of Options after Vesting Acceleration(2)	$1,220,222		$0	$1,220,222		$1,220,222	$1,220,222		$1,220,222
	Additional Pension Benefit Accrual	$286,269	(5)	$0	$286,269	(5)	$0	$0		$0

	Total	$4,262,180		$254,400	$7,361,789		$1,997,711	$4,817,862		$4,472,302

(1)        Amount shown is the cash severance benefit provided under the terms of Mr. Brock’s employment agreement, which is payable as salary continuation over twenty-four months and equal to the sum of:

•	Two times base salary as of December 31, 2009

•	Two times target 2009 MIP annual incentive

•	$8,291 for mitigation of health benefit costs

(2)        Amounts shown reflect the intrinsic value of stock-based awards and options with respect to which, pursuant to the terms of the grant document (or employment agreement, in the cases of Messrs. Brock and Patricot), (i) service conditions to vesting would be waived because of the applicable scenario, and (ii) any applicable performance conditions have previously been satisfied or would be waived under the applicable scenario.

(3)        Amount shown reflects Mr. Brock’s incremental pension benefit resulting from crediting him with the additional benefit service described in the “Employment Agreement” section of the narrative preceding this table. The amount shown reflects Mr. Brock’s aggregate accrued benefit under the Pension Plan and the Executive Pension Plan because, as of December 31, 2009, he would not have been vested in any pension benefit if not for the pension provisions of his employment agreement.

(4)        Amount shown is a cash severance benefit provided under the Executive Severance Plan (and for Mr. Patricot, under his employment agreement):

•

Two times (1.5 times for Mr. Cahillane) base salary as of December 31, 2009 (for Mr. Patricot, amount reflects the conversion to U.S. dollars from euros based on an average 2009 exchange rate of 1.395);

•

Two times (1.5 times for Mr. Cahillane) 100% of target 2009 MIP annual incentive (for Mr. Patricot, amount reflects the conversion to U.S. dollars from euros based on an average 2009 exchange rate of 1.395);

•	$75,000 for outplacement (for Named Executive Officers other than Mr. Patricot); and

•	$30,000 for mitigation of health benefit costs (for Named Executive Officers other than Mr. Patricot).

(5)        Amount shown reflects the incremental pension benefit resulting from crediting an additional two years (1.5 years for Mr. Cahillane) of benefit service, as prescribed by the Executive Pension Plan and described in the narrative preceding these tables.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our shares of common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans as of December 31, 2009.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for further issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	33,685,519	(1)	$19.73	22,629,310	(2),(3)
Equity compensation plans not approved by security holders	0		$0.00	19,440	(4),(5)
Total	33,685,519		$19.73	22,648,750

(1)        Represents shares of our common stock issuable pursuant to outstanding options under the 1997 Stock Option Plan, the 1999 Stock Option Plan, the 2001 Stock Option Plan, the 2004 Stock Award Plan, and the 2007 Incentive Award Plan.

(2)        Represents shares of our common stock issuable pursuant to future awards under the following equity plans: 1,798,749 shares under the 2001 Stock Option Plan, 1,640,336 shares under the 2004 Stock Award Plan, and 10,839,262 shares under the 2007 Incentive Award Plan, as well as 838,940 shares which may be issued pursuant to outstanding restricted stock units under the 2004 Stock Award Plan and 7,512,023 restricted stock units and performance share units under the 2007 Incentive Award Plan.

(3)        The number of shares remaining for further issuance under each of the following equity compensation plans approved by shareowners are not presently determinable, as explained below.

•

Under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Nonemployee Directors (As Amended and Restated Effective January 1, 2008), shares are issued only to the extent that a participant’s deferred compensation account was credited with phantom stock. This plan will terminate on February 17, 2014, unless extended by our board and approved by the shareowners.

•

Under the Coca-Cola Enterprises Ltd. UK Employee Share Plan (the “UK Plan”), shares are purchased on the open market only to the extent that employees of our subsidiary in the United Kingdom elect to contribute from their pay, as well as for matching contributions made by their employer. Such matching contributions are equal to the participant’s contributions, up to a maximum of 3% of pay or £125 each month. With limited exceptions, matching contributions vest only after one year of continued employment and of holding the related partnership shares. Participants may obtain favorable tax treatment of shares acquired under the UK Plan if the shares remain in the participant’s account for three to five years. This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

•

Under the Stock Savings Plan (Belgium) (the “Belgian Plan”), shares are purchased on the open market only to the extent that employees of our Belgian subsidiaries elect to contribute from their pay, as well as matching contributions made by their employer. Participant contributions are used to purchase shares of our common stock in increments of five shares. For every five shares purchased for a participant, the participant’s employer makes a matching contribution that is used to purchase one share of our common stock for the participant’s account. Shares acquired under the Belgian Plan must remain in the participant’s account for five years. This plan will terminate on February 17, 2014, unless extended by our board of directors and approved by the shareowners.

(4)        Represents shares of our common stock issuable under the Coca-Cola Enterprises Stock Deferral Plan (As Amended and Restated Effective January 1, 2005). 19,440 shares are issuable pursuant to deferred compensation accounts that were established prior to January 1, 2005 and that were credited with phantom stock equal to deferred gains upon exercise of options or surrendered shares of unvested restricted stock.

(5)        The numbers of shares remaining for further issuance under each of the following plans not approved by the shareowners are not presently determinable, as explained below:

•

Under the Coca-Cola Enterprises Supplemental Matched Employee Savings and Investment Plan, a deferred compensation plan, shares are issued upon distribution of a participant’s account only to the extent that he or she elected to have amounts credited as phantom stock. This is a deferred compensation plan for highly compensated and management employees whose salary deferral opportunity is limited under Section 401(a) of the Internal Revenue Code. A participant’s account is also credited with employer matching contributions (for 2009, 50% of the employee’s deferrals, up to 7% of his or her pay). A participant may, but is not required to, elect to have any portion his or her account treated as if invested in shares of our common stock.

•

Under the Coca-Cola Bottling Company’s Employee Savings and Investment Plan (the “Canadian Plan”), participating employees’ accounts are credited with a 50% match on contributions up to a maximum of 6% or 7% of such participant’s earnings per year, depending on the classification of the employee. Matching contributions from our Canadian subsidiary are immediately vested. Participants may elect, but are not required, to invest matching contributions in shares of our common stock.

2.	AMENDMENT TO THE 2007 INCENTIVE AWARD PLAN

Subject to approval by the shareowners, the board of directors has taken action to amend our 2007 Incentive Award Plan (the “Incentive Plan”), effective February 15, 2010, to increase the number of shares reserved for issuance by 15,000,000 shares, to remove the maximum aggregate number of shares that may be granted to any eligible person under the Incentive Plan, to increase the annual maximums on equity and equity-based grants to an eligible person, to increase the maximum cash incentive award that an eligible person may receive in any year to $10,000,000, and to prohibit actions that constitute the repricing of awards.

The material terms of the Incentive Plan follow below. This summary of the Incentive Plan is qualified in its entirety by the text of the plan, which is available on our website at www.cokecce.com under “Corporate Governance” or by contacting our corporate secretary for a copy. Inquiries may be made to our corporate secretary at Coca-Cola Enterprises Inc., P.O. Box 723040, Atlanta, Georgia 31139-0040.

Purpose

The purpose of the Incentive Plan is to align the financial interests of officers and key employees with the interests of shareowners by encouraging and enabling the acquisition of a financial interest in Coca-Cola Enterprises through grants of stock options, stock appreciation rights, restricted stock, and restricted stock units and through cash incentive awards.

Administration

The Human Resources and Compensation Committee of the board of directors (referred to in this summary as the “Committee”) is responsible for the administration of the Incentive Plan.

Eligibility

Officers, key employees, and directors and other persons providing services to Coca-Cola Enterprises and its subsidiaries are eligible to receive awards under the Incentive Plan.

Stock Subject to the Incentive Plan

43,000,000 shares of our common stock will be reserved for issuance under the Incentive Plan, which is an increase of 15,000,000 shares over the 28,000,000 shares previously reserved for issuance.

Awards under the Incentive Plan

•

Options. Options awarded under the Incentive Plan must have an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Unless otherwise determined by the Committee, the fair market value will be equal to the closing price. Options may contain other provisions the Committee decides are appropriate, such as when the options will become exercisable, the times and circumstances under which the option may be exercised, and the methods by which the exercise price may be paid. Options that become exercisable will expire no later than ten years from the date they were granted.

•

Stock Appreciation Rights (“SARs”). SARs granted under the Incentive Plan will entitle the participant to receive, in either cash or stock, the excess of the fair market value of one share of our common stock over the exercise price of the SAR. The Committee will determine the terms under which SARs are awarded, including the times and circumstances for exercise of the SARs.

•

Restricted Stock. Restricted stock awarded under the Incentive Plan will contain restrictions on the ability to transfer the stock and be subject to a risk of forfeiture. The Committee will determine the conditions that must be satisfied for the restricted stock to become freely transferable, or vested, and other conditions that apply to the award. Restricted stock awards may provide that the participant will have voting and dividend rights during the period before the award becomes transferable and vests.

•

Restricted Stock Units. Restricted stock units represent the right to receive stock, cash, or a combination of both at the end of a specified period. A restricted stock unit is recorded in our bookkeeping entries as equal to the fair market value of a share of our common stock. The Committee may impose conditions for vesting and other terms on restricted stock units at the date of grant. The Committee may provide that a participant who receives an award of a restricted stock unit may also receive dividend and interest credits related to such award.

•

Cash Incentives. The Committee can authorize cash incentive payments based on the performance criteria it establishes, including those described below. The timing of any payments will be determined at the time the Committee authorizes the incentive payments.

Performance Awards

The Committee may condition the receipt of an award or the vesting of an award on certain business criteria. If the Committee determines that such performance awards should be considered “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the performance goals must relate to one or more of the following business criteria: (1) fair market value of shares of our common stock; (2) operating profit; (3) operating income; (4) sales volume of our products; (5) earnings per share; (6) revenues; (7) cash flow; (8) cash flow return on investment; (9) return on assets; (10) return on investment; (11) return on capital; (12) return on equity; (13) return on invested capital; (14) economic value added; (15) operating margin; (16) net income; (17) pretax earnings; (18) pretax earnings before interest, (19) depreciation and amortization; (20) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; and (21) any of the above goals as compared to the performance of a published or special index, such as the Standard & Poor’s 500 Stock Index or a group of comparable companies.

Limitations on Awards

The maximum number of shares of stock with respect to which options and SARs may be granted to any eligible person in any calendar year is 2,000,000, and the maximum number of shares of stock with respect to which restricted stock or restricted stock units may be granted in any calendar year is 2,000,000. The maximum value of cash incentive awards that an eligible person can earn in any year is $10,000,000.

Change in Control

Unless the award document provides otherwise, the following terms apply if the participant’s employment is terminated by us for a reason other than cause or if the participant terminates employment with us for good reason, each within 24 months after a change in control of Coca-Cola Enterprises:

•	Options and SARs. Options and SARs will become fully exercisable and vested as of the termination of employment and will remain exercisable and vested for the remainder of the term of the award.

•	Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock unit awards will become fully vested as of the termination of employment.

Transferability of Awards

Awards may not be pledged, assigned or transferred while the participant is still living, except that options may be transferred to a participant’s spouse, child, grandchild, parent or a trust established for the benefit of such family members, or as directed by a court.

Termination, Amendment, or Suspension

The board of directors or the Committee can terminate, amend, or suspend the Incentive Plan at any time, unless approval is required under federal or state law or by the stock exchange on which our common stock is listed. However, the Committee may not take any action that constitutes a “repricing,” unless such action is approved by our shareowners.

Federal Income Tax Consequences

•

Stock Options and Share Appreciation Rights. Under current federal income tax regulations, there will be no income tax consequences to either the optionee or us upon the grant of a nonqualified option or SAR. However, upon the exercise of a nonqualified option or SAR, the optionee will realize ordinary income, which will also be subject to employment taxes, in an amount equal to the excess of the fair market value of our common stock on the date of exercise over the exercise price of the option or SAR. We will receive a deduction for the same amount at that time. The gain, if any, realized by the optionee upon the subsequent sale of the shares acquired upon exercise of an option will constitute short- or long-term capital gain, depending on how long the optionee holds the shares after exercise.

In the case of an incentive stock option, there are no income tax consequences on the grant or exercise of the option (unless the alternative minimum tax applies to the participant). If the optionee satisfies certain holding-period requirements, the increase in value of the stock since the time of exercise, if any, realized upon the sale will be treated as long-term capital gain. In such a case, we are not entitled to a corresponding deduction. If the optionee does not satisfy the holding-period requirements, the difference between the exercise price and the value of the stock at the time of exercise will be taxed at ordinary income tax rates, and the difference between the value of the stock at the time of the sale over the value at the time of exercise will be taxed as short- or long-term capital gain, depending on how long the optionee has held the shares. We will be entitled to a deduction in the amount of the gain that is treated as ordinary income.

•

Restricted Stock. Under current federal income tax regulations, there will be no income tax consequences to either the grantee or us upon the award of restricted stock. A grantee will recognize ordinary income when the restrictions on the transferability of the shares expire, which is referred to as the vesting of the shares. The amount of income recognized will be equal to the fair market value of such shares on the date of vesting over the amount paid, if any, at the time of the grant. Dividends on shares of restricted stock that are paid (or are payable) to grantees prior to the time the shares are vested will be treated as additional compensation, and not dividend income, for federal income tax purposes. The amount of compensation the grantee is considered to receive will be subject to employment taxes. At the time amounts are includable in the grantee’s income as compensation, we will be entitled to a corresponding deduction.

•

Restricted Stock Units. Under current federal income tax regulations, there will be no income tax consequences to either the grantee or us upon the award of restricted stock units. Restricted stock units are bookkeeping entries on our financial records that represent an unfunded promise to distribute to the grantee cash or a share of our common stock once the restrictions lapse. When the cash or shares are received, a grantee will recognize ordinary income in an amount equal to the cash or fair market value of the shares. We will be entitled to a corresponding deduction of the same amount at that time. Additionally, amounts credited to the grantee will be subject to employment taxes at the time his or her rights to the stock units are no longer forfeitable.

•

Cash Incentives. Under current federal income tax regulations, any cash incentive awards will be taxed at ordinary income tax rates at the time they are paid. We will receive a deduction for the same amount. Additionally, the payment will be subject to employment taxes.

In addition to the general rules described above, the deductibility of the income realized by certain executive officers may be conditioned on the satisfaction of the requirements of Section 162(m) of the Internal Revenue Code. The federal income tax consequences described in this section are based on U.S. laws in effect on February 15, 2010, and there is no assurance that they will not change in the future and affect the tax consequences of awards made under the Incentive Plan. Tax consequences may be different in other countries.

Estimate of Benefits

Because awards under the Incentive Plan are made on a discretionary basis by the Committee, it is not possible to determine the benefits that will be received by our executive officers and other key employees in fiscal year 2010. The awards made under the Incentive Plan for the last fiscal year to the Company’s named executive officers are described in the Compensation Discussion and Analysis on pages 46-48.

Recommendation of the Board of Directors

Our board unanimously recommends that you vote FOR the amendment to the 2007 Incentive Award Plan.

3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee, which is composed entirely of independent directors, has appointed the firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Our board of directors has unanimously endorsed this appointment. This appointment is subject to ratification by the shareowners at the annual meeting. Ernst & Young has served as Coca-Cola Enterprises’ independent auditors since 1986, and our management considers the firm to be well qualified.

Ernst & Young has advised us that neither the firm nor any member of the firm has any direct or indirect financial interest, in any capacity, in Coca-Cola Enterprises or any of its subsidiaries. Representatives of Ernst & Young will have the opportunity to make a statement at the annual meeting and will be otherwise available at the meeting to respond to appropriate questions from the shareowners.

If the shareowners do not ratify this appointment of Ernst & Young, it will be reconsidered by the board.

Recommendation of the Board of Directors

Our board unanimously recommends that you vote FOR ratification of the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.

Audit and Non-Audit Fee Table

In connection with its audit of our 2009 financial statements, we entered into an engagement agreement with Ernst & Young that sets forth the terms under which Ernst & Young will perform services for us.

The following table sets forth the fees for services Ernst & Young provided in 2009 and 2008.

	2009	2008
Audit fees(1)	$6,950,000	$7,230,000
Audit-related fees(2)	620,000	250,000
Tax fees(3)	30,000	10,000
All other fees(4)	10,000	10,000

	$7,610,000	$7,500,000

(1)        Represents professional fees for the audit of our annual financial statements, audit of our internal controls over financial reporting, statutory audits of international subsidiaries’ financial statements, review of the consolidated quarterly financial statements included in our Forms 10-Q, certain accounting consultations, consents issued related to registration statements, and issuance of comfort letters.

(2)        Represents professional fees for pension plan audits, certain accounting consultations, and other attest engagements.

(3)        Represents professional fees for tax advisory services for assistance with analyses of tax laws, regulations and other rules in 2008 and 2009, and tax compliance for certain expatriate employees in 2008. Transition of these services to another firm was completed in 2008.

(4)        Represents subscription fees to an on-line accounting research tool in 2008 and 2009.

Preapproval by Audit Committee

Under the Audit Committee’s charter, which can be found on our website at www.cokecce.com under “Corporate Governance” then “Board of Directors,” the committee is required to give advance approval of any nonaudit services to be performed by our auditors, provided that such services are not otherwise prohibited. There is no de minimis exception to the committee’s preapproval procedures. All of the nonaudit services were approved by the committee to ensure compatibility with maintaining Ernst & Young’s independence.

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of directors who are independent directors as defined under the New York Stock Exchange corporate governance listing standards. The committee operates under a written charter adopted by the Board of Directors. Pursuant to that charter, the committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	The quality and integrity of the Company’s financial statements and financial reporting process;

•	The adequacy and effectiveness of the Company’s internal controls and procedures for financial reporting, as well as its disclosure controls and procedures;

•	The effectiveness of management’s enterprise risk management process that monitors and manages key business risks facing the Company;

•	The selection of the Company’s independent auditors and the performance of the independent auditors and the Company’s internal audit function;

•	The independent auditors’ qualifications and independence; and

•	The Company’s compliance with ethics policies and legal and regulatory requirements.

The committee met nine times either in person or by telephone during 2009. In the course of those meetings, the committee met with management, including collective and individual meetings with the Chairman and Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the General Counsel, the Chief Compliance Officer, and the Vice President, Internal Audit, and also met with the Company’s independent auditors, Ernst & Young LLP, both with and without management present.

As stated above, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s financial statements and reports, as well as Ernst & Young, which is responsible for expressing an opinion of the conformity of those financial statements to generally accepted accounting principles and for auditing the Company’s internal controls over financial reporting and expressing an opinion on the effectiveness of those controls.

In fulfilling its oversight responsibilities, the committee has reviewed and discussed with management and Ernst & Young the Company’s audited financial statements, including the quality, not just the acceptability, of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of the Company’s internal controls over financial reporting. The committee reviewed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and such other matters as the committee and the auditors are required to discuss under auditing standards generally accepted in the United States. Additionally, the committee received the written disclosures and the letter from Ernst & Young to the committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the committee concerning independence, and discussed with Ernst & Young their independence from the Company and its management.

Based on the foregoing reviews and discussions, and in reliance on management and Ernst & Young as described above, the committee recommended to the Board of Directors that the 2009 audited consolidated financial statements of Coca-Cola Enterprises Inc. be included in the Annual Report of Coca-Cola Enterprises Inc. on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Donna A. James, Chair
Marvin J. Herb
Orrin H. Ingram, II
February 11, 2010	Suzanne B. Labarge

4.	SHAREOWNER PROPOSAL

The following proposal was submitted by a shareowner. The proposal will be voted upon at the annual meeting if its proponent, or a duly authorized representative, is present at the annual meeting and submits the proposal for a vote. Approval of the following proposal requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting.

In accordance with SEC rules, we include in this proxy statement the proposal plus the supporting statement submitted by the proponent, exactly as submitted. On request made to the corporate secretary at the address listed on page 3 under “VOTING AND THE MEETING-How do I revoke my proxy?,” we will provide information about the proponent’s shareholdings, as well as the names, addresses, and shareholdings of any co-sponsors.

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, DC 20001-2198, owner of 450 shares of our common stock, has submitted the following proposal:

RESOLVED: That the shareholders of Coca-Cola Enterprises, Inc., (“CCE” or “Company”) urge the Board of Directors to seek shareholder approval of future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive’s base salary plus bonus. “Severance pay” means “payment by an employer to an employee beyond his or her base pay and bonus upon termination of his/her employment.” “Future severance agreements” include: employment agreements containing severance provisions; retirement agreements; and, agreements renewing, modifying or extending existing such agreements. “Benefits” include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT: Last year this same resolution garnered more than 38 percent of the vote by investors, up from 33 percent in 2008. In fact, 2009 was the fourth consecutive year that this resolution won more than 30 percent support, which represents majority support when discounting shares held by The Coca-Cola Company and insider holders. We believe this sustained high vote is attributable to investors’ concerns about CCE’s history of rewarding poor-performing executives with excessive severance packages.

When John Alm left CCE in December 2005 after serving only two years as CEO and presiding over lackluster sales and earnings growth and poor stock performance, he received $2.1 million; $6.5 million credit to his CCE supplemental savings and investment account with an $859,000 pension enhancement; $4 million in stock; and, healthcare.

In awarding this package, the Board defied the severance guidelines adopted by the Compensation Committee earlier that year. In consultation with Frederick W. Cook & Co., which in 2006 was profiled in the New York Times (Corporate America’s Pay Pal, October 15, 2006) as an architect of inflated compensation packages, our Compensation Committee recommended, and the Board approved, severance benefits for Alm that exceeded the maximum allowable under the guidelines—by more than 50 percent.

While certain severance agreements may be appropriate in some circumstances, we believe that their potential cost warrants shareholder approval. Because it is not always practical to obtain prior shareholder approval, CCE would have the option of seeking approval after material terms of the agreement were agreed upon.

CCE argues that adoption of this proposal is unnecessary because in 2007 the Compensation Committee adopted the Executive Severance Plan, which reduced the level of benefits provided under the prior guidelines. However, given CCE’s history of disregarding its own severance guidelines, we have no confidence that the Board will adhere to the plan.

We believe that adopting a clear corporate governance policy that gives shareholders a say regarding certain severance agreements would insulate the Board from manipulation and avoid rewarding bad management or poor performance.

A growing list of companies has adopted similar policies, including our largest shareholder, the Coca-Cola Company.

We urge shareholders to vote FOR this proposal.

Recommendation of the Board of Directors

Our board of directors believes the adoption of this proposal is unnecessary. The Human Resources and Compensation Committee (the Committee) administers the Executive Severance Plan, which prescribes a reduced level of severance benefits than provided under individually negotiated arrangements entered into prior to 2007. Although the Executive Severance Plan formalizes the eligibility for and level of severance benefits for certain departing executives, all decisions related to the compensation of senior officers remain the responsibility of the Committee. This means a senior officer’s eligibility for severance benefits is not automatic and is subject to the Committee’s determination as to when it is in the best interest of the Company and its shareowners to provide such benefits.

The board further believes that the requirement of a shareowner vote to approve certain severance arrangements would needlessly hamper its ability to deal swiftly and definitively with executive departures, and would result in additional unnecessary costs and expenses of obtaining shareowner approval.

Our board of directors unanimously recommends that you vote AGAINST the proposal requesting a shareowner vote to approve certain severance arrangements.

SHAREOWNER PROPOSALS FOR 2011 ANNUAL MEETING

A shareowner proposal for business to be brought before the 2011 annual meeting of shareowners will be acted upon only in the following circumstances:

•

if the proposal is to be included in next year’s proxy statement, pursuant to the SEC’s Rule 14a-8, the proposal (meeting all of the requirements set forth in the SEC’s rules and regulations) is received by our corporate secretary on or before November 5, 2010; or

•

if the proposal is not to be included in next year’s proxy statement, pursuant to our by-laws, a written proposal (meeting all other requirements set forth in our by-laws) is received by our corporate secretary after December 24, 2010 but on or before January 23, 2011 (unless the 2011 annual meeting is not scheduled to be held within the period between March 24 and July 2, in which case our by-laws prescribe an alternate deadline).

In addition, the shareowner proponent or a representative of the proponent must appear in person at the 2011 annual meeting to present such proposal.

Any shareowner submissions should be sent to us by certified mail, return receipt requested, addressed to: corporate secretary, Coca-Cola Enterprises Inc., Post Office Box 723040, Atlanta, Georgia 31139-0040.

OTHER MATTERS

We do not know of anything else that will come before the annual meeting, including any adjournments of it, that has not been discussed in this proxy statement. If other matters properly come before the meeting, the persons named in the proxy card will vote the shares for which they hold proxies in their discretion.

Atlanta, Georgia

March 5, 2010

coca-cola enterprises, inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF COCA-COLA ENTERPRISES INC.

The undersigned hereby:

(a) appoints John R. Parker, Jr. and William T. Plybon and each of them as proxies, with full power of substitution, to vote all shares of Common Stock of Coca-Cola Enterprises Inc. owned of record by the undersigned: and

(b) directs the Authorized Entity with respect to each Benefit Plan to vote in person or by proxy all shares of the Common Stock of Coca-Cola Enterprises Inc. allocated to the accounts of the undersigned under any such Benefit Plan, and which the undersigned is entitled to vote:

on all matters that may come before the 2010 Annual Meeting of Shareowners to be held on April 23, 2010 at 3:00 p.m. EDT, and any adjournments thereof, as specified on the reverse side hereof.

As used herein, the Authorized Entities and Benefit Plans are:

Computershare, Inc. as record keeper for the Coca-Cola Enterprises Employee Stock Purchase Plan;

Standard Life Trust Company, Trustee of the Coca-Cola Bottling Company Employee Savings and Investment Plan; and

JP Morgan Chase Bank, N.A., Trustee under the Master Trust Agreement for the Coca-Cola Enterprises Inc. Defined

Contribution Plans Master Trust dated August 1, 2005, for the following plans:

Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan; Coca-Cola Enterprises Bargaining Employees’

401(k) Plan; Coca-Cola Enterprises Savings Plan for Organized Employees of Southern New England; Coca-Cola Enterprises Inc.

Savings and Investment Plan for Certain Bargaining Employees; Lansing Matched Employees Savings and Investment Plan; Great

Lakes Canning 401(k) Plan for Union Employees; Coca-Cola Bottling Company of St. Louis Bargaining Employees Savings and

Investment Plan; and Central States Coca-Cola Bottling Company Bargaining Savings Plan.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. If you mark no boxes, these shares will be voted in accordance with the Board of Directors’ recommendations.

AGENDA

ELECTION OF FOUR DIRECTORS

AN AMENDMENT TO THE 2007 INCENTIVE AWARD PLAN

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR

SHAREOWNER PROPOSAL TO REQUEST SHAREOWNER APPROVAL

OF CERTAIN SEVERANCE AGREEMENTS

Please bring this portion of the proxy card and a suitable form of personal photo identification for admission to the Annual Meeting.

If voting shares over the Internet or telephone, there is no need to mail back the proxy card.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT, April 22, 2010.

Voting is important—thank you for voting!

ATTENDEES:

No cell phones, cameras, recording equipment or other electronic devices, or large bags, briefcases, or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection.

Annual Meeting of Shareowners

Friday, April 23, 2010, 3:00 p.m. EDT

Cobb Energy Performing Arts Centre

2800 Cobb Galleria Parkway

Atlanta, GA

(Continued and to be signed on reverse side.)

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)

M19354-P90102

coca-cola enterprises, inc.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

COCA-COLA ENTERPRISES INC.

M19353-P90102

2500 WINDY RIDGE PARKWAY

ATLANTA, GA 30339

To withhold authority to vote for any individual

nominee(s), mark “For All Except” and write the

number(s) of the nominee(s) on the line below.

2. An amendment to the 2007 Incentive Award Plan.

In their discretion the named proxies are authorized to vote on any other business properly brought before the meeting and at any adjournments or postponements thereof.

4. Shareowner proposal to request shareowner approval of certain severance agreements.

The Board of Directors recommends a vote FOR Proposal 2.

For address changes and/or comments, please check this box and write them on the reverse side where indicated.

For

All

Withhold

All

For All

Except

0 0 0

0

Vote On Directors

01) L. Phillip Humann

02) Suzanne B. Labarge

03) Véronique Morali

04) Phoebe A. Wood

05) Director Name

The Board of Directors recommends a vote FOR ALL

NOMINEES in Proposal 1.

1. Election of four directors for terms expiring at the 2013 annual meeting:

NOMINEES:

Vote On Proposals

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site,

and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards,

and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the

Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until

11:59 P.M. Eastern Time the day before the cut-off date or meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51

Mercedes Way, Edgewood, NY 11717.

The Board of Directors recommends a vote AGAINST Proposal 4.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR ALL

NOMINEES for the election of the four director nominees, FOR Proposals 2 and 3, and AGAINST Proposal 4, and as the proxies deem advisable on all other matters that may properly come before the meeting.

NOTE: Please sign, date, and return your instructions promptly in the enclosed envelope. Sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor,

administrator, trustee, guardian or other fiduciary, please give full title as such.

0 0 0

0 0 0

0 0 0

The Board of Directors recommends a vote FOR Proposal 3.

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2010.

For Against Abstain

Coca-cola enterprises, inc.

M19355-P90102

Meeting Information

Meeting Type: Annual

For holders as of: February 25, 2010

Date: April 23, 2010 Time: 3:00 p.m. EDT

Location:

For Directions please call: 770-916-2800

You are receiving this communication because you hold

shares in the above-named company.

This is not a ballot. You cannot use this notice to vote

these shares. This communication presents only an

overview of the more complete proxy materials that are

available to you on the Internet. You may view the proxy

materials online at www.proxyvote.com or easily request a

paper copy (see reverse side).

We encourage you to access and review all of the

important information contained in the proxy materials

before voting.

See the reverse side of this notice to obtain proxy

materials and voting instructions.

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Cobb Energy Performing Arts Centre

2800 Cobb Galleria Parkway

Atlanta, GA 30339

2500 WINDY RIDGE PARKWAY

ATLANTA, GA 30339

Please bring this Notice and a suitable form of personal

photo identification for admission to the meeting.

M19356-P90102

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

Before You Vote

How to Access the Proxy Materials

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: At the meeting you will need to request a ballot to vote these shares.

ATTENDEES: Please bring this Notice and a suitable form of personal photo identification for admission to the meeting. No cell phones, cameras, recording equipment or other electronic devices, or large bags, briefcases, or packages will be permitted inside the meeting room. For security purposes, all purses and bags are subject to inspection.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Requests, instructions, and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 9, 2010 to facilitate timely delivery.

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*: sendmaterial@proxyvote.com

*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Voting Items

2. An amendment to the 2007 Incentive Award Plan.

4. Shareowner proposal to request shareowner approval of certain severance agreements.

01) L. Phillip Humann

02) Suzanne B. Labarge

03) Véronique Morali

04) Phoebe A. Woodrector Name

1. Election of four directors for terms expiring at

the 2013 annual meeting:

NOMINEES:

In their discretion the named proxies are authorized to vote on any other business properly brought before the meeting and at any adjournments or postponements thereof.

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year 2010.

M19357-P90102

The Board of Directors recommends a vote FOR Proposal 2.

The Board of Directors recommends a vote FOR

ALL NOMINEES in Proposal 1.

The Board of Directors recommends a vote AGAINST Proposal 4.

The Board of Directors recommends a vote FOR Proposal 3.